Amendment No. 1 dated October 19, 2016 Pricing Supplement to the Prospectus dated July 18, 2016 and the Prospectus Supplement dated July 18, 2016

$150,000,000*

iPath® GEMS Asia 8 ETN

The iPath® GEMS Asia 8 Exchange Traded Notes due April 8, 2038 (the “Securities”) are linked to the Barclays Global Emerging Markets Strategy (GEMS) Asia 8 IndexTM (the “Index”) and do not guarantee any return of principal at maturity.  You will receive periodic interest payments and a cash payment at maturity or upon early redemption based on the performance of the Index less an investor fee.

You may lose some or all of your principal if you invest in the Securities.  Any payment on the Securities at or prior to maturity is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.  See “Risk Factors” beginning on page PS-11 of this pricing supplement for risks relating to an investment in the Securities.

The principal terms of the Securities are as follows:

Issuer: Barclays Bank PLC	CUSIP Number: 06738G878
Series: Global Medium-Term Notes, Series A	ISIN: US06738G8785
Principal Amount per Security: $50 Inception Date: April 2, 2008.

Secondary Market:  We have listed the Securities on the NYSE Arca stock exchange (“NYSE Arca”) under the ticker symbol AYT.  To the extent that an active secondary market exists, we expect that investors will purchase and sell the Securities primarily in the secondary market.  We are not required to maintain any listing of the Securities on NYSE Arca or any other securities exchange.

Underlying Index

The return on the Securities is linked to the performance of the Index.  Upon initial issuance, the Securities were linked to a proprietary methodology which, for purposes of this pricing supplement, was referred to as the “Reference Strategy”.  The Reference Strategy was initially created by Barclays Bank PLC for the purpose of issuing these Securities.  Subsequent to the issuance of the Securities, Barclays Bank PLC began publishing the Reference Strategy as the Index.  Barclays Bank PLC is the owner of the intellectual property and licensing rights relating to the Index.  The Index is administered by Barclays Index Administration (the “index sponsor”), a distinct function within the Investment Bank of Barclays Bank PLC.  The index sponsor has appointed Bloomberg Index Services Limited (the “index calculation agent”) to calculate and maintain the Index and has outsourced certain aspects of the operation of the Index to the index calculation agent.  The goal of the Index is to provide investors with exposure to local currencies in specified Asian markets through short-term, liquid and diversified instruments.  The Index is intended to replicate a diversified, multi-national money markets strategy in the eight Asian market currencies—the Indonesian rupiah, the Indian rupee, the Philippine peso, the South Korean won, the Thai baht, the Malaysian ringgit, the Taiwanese dollar and the Chinese yuan—that the Index comprises (the “index constituent currencies”), by reflecting the total return (including both exchange rate movements and implied deposit rates) of U.S. dollar investments in the index constituent currencies.  The index sponsor calculates the level of the Index at approximately 11:00 p.m., London time, on each index business day and publishes it on Bloomberg page BXIIGMA8 as soon as practicable thereafter.  In addition to the Index, the index sponsor maintains the Barclays Global Emerging Markets Strategy (GEMS) Asia 8 Spot IndexTM (the “Spot Index”).  The Spot Index comprises the same index constituent currencies as the Index, but instead of reflecting the total return of U.S. dollar investments in the index constituent currencies, the Spot Index reflects only the exchange rate movements, and not the implied deposit rates, for such U.S. dollar investments.  The level of the Spot Index is used in calculating the interest payments, as described under “The Index—Calculation of the Index” in this pricing supplement.

Payment at Maturity

Payment at Maturity:  If you hold your Securities to maturity, you will receive a cash payment per Security equal to the closing indicative value on the final valuation date.

Closing Indicative Value:  The closing indicative value on any calendar day will be calculated in the following manner.  The closing indicative value on the inception date was $50.  On each subsequent calendar day until maturity or early redemption, the closing indicative value per Security will equal (1) the closing indicative value on the immediately preceding calendar day (or the ex coupon indicative value if such day was an index roll date) times (2) the daily index factor on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee on such calendar day.  An “index business day” is a day on which (1) it is a business day in London and New York and (2) the Trans-European Automated Real-Time Gross Settlement Express Transfer System (“TARGET”) is open.

Ex Coupon Indicative Value:  The ex coupon indicative value on any index roll date will equal (1) the closing indicative value on such date minus (2) the amount of the interest payment per Security that will be paid on the coupon payment date immediately following such date.  The ex coupon indicative value on the inception date is $50.

Daily Index Factor:  The daily index factor on any index business day will equal (1) the closing level of the Index on such index business day divided by (2) the closing level of the Index on the immediately preceding index business day.

Investor Fee:  The investor fee per Security on the inception date was zero.  On each subsequent calendar day until maturity or early redemption, the investor fee per Security will be equal to (1) 0.89% times (2) the closing indicative value on the immediately preceding calendar day (or the ex coupon indicative value if such day was an index roll date) times (3) the daily index factor on that day (or, if such day is not an index business day, one) divided by (4) 365.  Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the fee accumulates over time and is subtracted at the rate of 0.89% per year, which we refer to as the “investor fee rate”.  Because the net effect of the investor fee is a fixed percentage of the value of each Security, the aggregate effect of the investor fee will increase or decrease in a manner directly proportional to the value of each Security and the amount of Securities that are held, as applicable.

Because the investor fee reduces the amount of your return at maturity or upon redemption, the level of the Index will need to increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption.  If the increase in the level of the Index is insufficient to offset the negative effect of the investor fee, or the level of the Index decreases, you will receive less than the principal amount of your investment at maturity or upon redemption.

*  1,000,000 Securities, principal amount $50 each, were issued on April 7, 2008; an additional 2,000,000 Securities, principal amount $50 each, were issued on September 8, 2008.

Cover Page, continued

Index Roll Date:  The first index roll date is the inception date.  After the first index roll date, the index roll date for each month will be the 15th day of such month, beginning on April 15, 2008 and ending on March 15, 2038, or, if any such day is not a business day in all of the roll date cities (which cities are listed under “The Index – Composition of the Index” in this pricing supplement), or TARGET is not open on such day, the next following day that is a business day in all of the roll date cities and on which TARGET is open, in each case as determined by the index sponsor.

Early Redemption

Early Redemption: Subject to the notification requirements set forth under “Specific Terms of the Securities – Early Redemption Procedures” in this pricing supplement, you may redeem your Securities on any redemption date during the term of the Securities. If you redeem your Securities, you will receive a cash payment per Security equal to the closing indicative value on the applicable valuation date.  You must redeem at least 20,000 Securities at one time in order to exercise your right to redeem your Securities on any redemption date.

Redemption Date:  A redemption date is the third business day following each valuation date (other than the final valuation date).  The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.

Valuation Date:  Valuation date means each business day from April 3, 2008 to April 1, 2038, inclusive or, if such date is not a trading day, the next succeeding trading day, not to exceed five business days.  We refer to April 1, 2038, as the “final valuation date”.  A “trading day” is a day on which (1) it is a business day in all of the relevant cities (which cities are listed under “The Index – Composition of the Index” in this pricing supplement) and TARGET is open, (2) trading is generally conducted on NYSE Arca and (3) trading is generally conducted in the interbank market, in each case as determined by the calculation agent in its sole discretion.

Interest Payments

Interest Payments:  On each coupon payment date prior to maturity or early redemption, you will receive an interest payment to reflect the implied interest earned, net of fees, on your Securities from and excluding the index roll date for the immediately preceding month to and including the index roll date for the current month.  The amount of the interest payment on any coupon payment date will equal (1) the ex coupon indicative value on the index roll date for the immediately preceding month times (2) the difference between (a) the monthly IV return and (b) the monthly spot return.  The “monthly IV return” is the quotient of (i) the closing indicative value on the index roll date for the current month divided by (ii) the ex coupon indicative value on the index roll date for the immediately preceding month.  The “monthly spot return” is the quotient of (i) the level of the Spot Index on the index roll date for the current month divided by (ii) the level of the Spot Index on the index roll date for the immediately preceding month.  In no event, however, will the interest payment on any coupon payment date be less than zero.

Coupon Ex Date:  The coupon ex date for each month will be the business day immediately following the index roll date for such month.

Coupon Payment Date:  The coupon payment date for each month will be the third business day following the coupon ex date for such month.  The first coupon payment date was April 22, 2008.

Sale to Public:  We sold a portion of the Securities on the inception date at 100% of their stated principal amount.  The remainder of the Securities will be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent.  Sales of the Securities by us after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices.  Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the Securities.  Please see “Supplemental Plan of Distribution” in this pricing supplement for more information.

We may use this pricing supplement in the initial sale of Securities.  In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market-making transactions in any Securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The Securities are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This amended and restated pricing supplement amends, restates and supersedes the pricing supplement related hereto dated July 18, 2016 in its entirety.

Patent pending

Amended Pricing Supplement dated October 19, 2016,
amending Pricing Supplement dated July 18, 2016

Issued in denominations of $50

PRICING SUPPLEMENT

PRICING SUPPLEMENT SUMMARY	PS-1
RISK FACTORS	PS-11
THE INDEX	PS-17
VALUATION OF THE SECURITIES	PS-25
SPECIFIC TERMS OF THE SECURITIES	PS-27
CLEARANCE AND SETTLEMENT	PS-33
USE OF PROCEEDS AND HEDGING	PS-34
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	PS-34
SUPPLEMENTAL PLAN OF DISTRIBUTION	PS-38
NOTICE OF REDEMPTION	A-1
CONFIRMATION OF REDEMPTION	B-1

PROSPECTUS SUPPLEMENT

SUMMARY	S-1
RISK FACTORS	S-7
U.K. BAIL-IN POWER	S-36
TERMS OF THE NOTES	S-39
INTEREST MECHANICS	S-48
TERMS OF THE WARRANTS	S-51
REFERENCE ASSETS	S-58
BENEFIT PLAN INVESTOR CONSIDERATIONS	S-99
PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)	S-101
USE OF PROCEEDS AND HEDGING	S-110
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	S-111
VALIDITY OF SECURITIES	S-131

PROSPECTUS

FORWARD-LOOKING STATEMENTS	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	2
THE BARCLAYS BANK GROUP	2
USE OF PROCEEDS	3
DESCRIPTION OF DEBT SECURITIES	4
DESCRIPTION OF WARRANTS	23
GLOBAL SECURITIES	35
CLEARANCE AND SETTLEMENT	37
DESCRIPTION OF PREFERENCE SHARES	43
DESCRIPTION OF AMERICAN DEPOSITARY SHARES	49
DESCRIPTION OF SHARE CAPITAL	55
TAX CONSIDERATIONS	57
EMPLOYEE RETIREMENT INCOME SECURITY ACT	77
PLAN OF DISTRIBUTION	79
SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES	82
WHERE YOU CAN FIND MORE INFORMATION	82
FURTHER INFORMATION	82
VALIDITY OF SECURITIES	83
EXPERTS	83
EXPENSES OF ISSUANCE AND DISTRIBUTION	84

PRICING SUPPLEMENT SUMMARY

The following is a summary of terms of the iPath® GEMS Asia 8 Exchange Traded Notes due April 8, 2038 (the “Securities”) linked to the Barclays Global Emerging Markets Strategy (GEMS) Asia 8 IndexTM (the “Index”), as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the Securities.  The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus and prospectus supplement. References to the “prospectus” mean our accompanying prospectus, dated July 18, 2016, and references to the “prospectus supplement” mean our accompanying prospectus supplement, dated July 18, 2016, which supplements the prospectus.

We may, without your consent, create and issue additional securities having the same terms and conditions as the Securities. We may consolidate the additional securities to form a single class with the outstanding Securities.  However, we are under no obligation to sell additional Securities at any time and if we do sell additional Securities, we may limit such sales and stop selling additional Securities at any time.

This section summarizes the following aspects of the Securities:

•                       What are the Securities and how do they work?

•                       What are the index constituent currencies?

•                       How do you redeem your Securities?

•                       What are some of the risks of the Securities?

•                       Is this the right investment for you?

•                       What are the tax consequences?

What Are the Securities and How Do They Work?

The Securities are medium-term notes that are uncollateralized debt securities and are linked to the performance of the Index. The Securities will be issued in denominations of $50.

The return on the Securities is linked to the performance of the Index.  Upon initial issuance,

the Securities were linked to a proprietary methodology which, for purposes of this pricing supplement, was referred to as the “Reference Strategy”. The Reference Strategy was initially created by Barclays Bank PLC for the purpose of issuing these Securities.  Subsequent to the issuance of the Securities, Barclays Bank PLC began publishing the Reference Strategy as the Index.  Barclays Bank PLC is the owner of the intellectual property and licensing rights relating to the Index.  The Index is administered by Barclays Index Administration (the “index sponsor”), a distinct function within the Investment Bank of Barclays Bank PLC.  The index sponsor has appointed Bloomberg Index Services Limited (the “index calculation agent”) to calculate and maintain the Index and has outsourced certain aspects of the operation of the Index to the index calculation agent.  The goal of the Index is to provide investors with exposure to local currencies in specified Asian markets through short-term, liquid and diversified instruments.  The Index is intended to replicate a diversified, multi-national money markets strategy in the eight Asian market currencies—the Indonesian rupiah, the Indian rupee, the Philippine peso, the South Korean won, the Thai baht, the Malaysian ringgit, the Taiwanese dollar and the Chinese yuan—that the Index comprises (the “index constituent currencies”), by reflecting the total return (including both exchange rate movements and implied deposit rates) of U.S. dollar investments in the index constituent currencies.  The index sponsor calculates the level of the Index at approximately 11:00 p.m., London time, on each index business day and publishes it on Bloomberg page BXIIGMA8 as soon as practicable thereafter.  In addition to the Index, the index sponsor maintains the Barclays Global Emerging Markets Strategy (GEMS) Asia 8 Spot IndexTM (the “Spot Index”).  The Spot Index comprises the same index constituent currencies as the Index, but instead of reflecting the total return of U.S. dollar investments in the index constituent currencies, the Spot Index reflects only the exchange rate movements, and not the implied deposit rates, for such investments.  The level of the Spot Index is used in calculating the interest payments, as described under “The Index—Calculation of the Index” in this pricing supplement.

Understanding the Value of the Securities

The “stated principal amount” is $50.00 per Security, which is the initial offering price at which the Securities were sold on the inception date.

The “closing indicative value” per Security is the value calculated by us on a daily basis and is used to determine the payment at maturity or upon early redemption.  The calculation of the closing indicative value on any valuation date is based on the closing indicative value for the immediately preceding calendar day.  As a result, the closing indicative value differs from the intraday indicative value or the trading price of the Securities.  The closing indicative value on the inception date was $50.  On each subsequent calendar day until maturity or early redemption, the closing indicative value for each Security will equal (1) the closing indicative value on the immediately preceding calendar day (or the ex coupon indicative value if such day was an index roll date) times (2) the daily index factor on such calendar day (or if such day is not an index business day, one) minus (3) the investor fee on such calendar day.

The “ex coupon indicative value” on any index roll date will equal (1) the closing indicative value on such date minus (2) the amount of the interest payment per Security that will be paid on the coupon payment date immediately following such date.  The ex coupon indicative value on the inception date is $50.

The “intraday indicative value” is intended to provide an approximation of the effect that changes in the level of the Index during the current trading day would have on the closing indicative value of the Securities from the previous day.  Intraday indicative value differs from closing indicative value in two important respects: First, intraday indicative value is based on the most recent Index level published by the index sponsor, which reflects the most recent reported sales prices for the Index components, rather than the closing indicative value for the immediately preceding calendar day.  Second, the intraday indicative value only reflects the investor fee at the close of business on the preceding calendar day, but does not include any adjustment for the investor fee during the course of the current day.

If you sell your Securities on the secondary market, you will receive the “trading price” for your Securities, which may be substantially above or below the stated principal amount, closing indicative value and/or intraday indicative value because the trading price reflects investor supply and demand for the Securities.  In addition, if you purchase your Securities at a price which reflects a premium over the closing indicative value, you may experience a significant loss if you sell or redeem your Securities at a time when such premium is no longer present in the market place.

The intraday indicative value is calculated and published by NYSE Euronext (NYSE) or a successor under the ticker symbol AYT.IV.

The performance of the Securities is linked to the performance of the Index less an investor fee. There is no minimum limit to the level of the Index.  Moreover, the Securities are not principal protected.  Therefore, a decrease in the level of the Index could cause you to lose up to your entire investment in the Securities.

Furthermore, because the investor fee reduces the amount of your return at maturity or upon redemption, the level of the Index will need to increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption.  If the increase in the level of the Index is insufficient to offset the negative effect of the investor fee, or the level of the Index decreases, you will receive less than the principal amount of your investment at maturity or upon redemption.

Interest Payments

On each coupon payment date prior to maturity or early redemption, you will receive an interest payment to reflect the implied interest earned, net of fees, on your Securities from and excluding the index roll date for the immediately preceding month to and including the index roll date for the current month.  The amount of the interest payment on any coupon payment date will equal (1) the ex coupon indicative value on the index roll date for the immediately preceding month times (2) the difference between (a) the monthly IV return and (b) the monthly spot return.

The “coupon payment date” for each month will be the third business day following the coupon ex date for such month. The first coupon payment date was April 22, 2008.

The “coupon ex date” for each month will be the business day immediately following the index roll date for such month.

The “monthly IV return” is the quotient of (i) the closing indicative value on the index roll date for the current month divided by (ii) the ex coupon indicative value on the index roll date for the immediately preceding month.

The “monthly spot return” is the quotient of (i) the level of the Spot Index on the index roll date for the current month divided by (ii) the level of the Spot Index on the index roll date for the immediately preceding month.  In no event, however, will the interest payment on any coupon payment date be less than zero.

For a further description of how interest payments will be calculated, see “Specific Terms of the Securities” in this pricing supplement.

What Are the Index Constituent Currencies?

The index constituent currencies are the Indonesian rupiah, the Indian rupee, the Philippine peso, the South Korean won, the Thai baht, the Malaysian ringgit, the Taiwanese dollar and the Chinese yuan.

Indonesian rupiah: The Indonesian rupiah is the official currency of Indonesia. Since 1997, the Indonesian government has permitted the Indonesian rupiah to float without a pre-determined level at which the government would intervene.

Indian rupee: The Indian rupee is the official currency of the Republic of India and is a managed floating currency. The Indian rupee is permitted to fluctuate without a fixed target or range, but the Reserve Bank of India may intervene when it deems necessary to preserve stability. It also has the ability to restrict the conversion of rupees into foreign currencies, and, under certain circumstances, approval of the Reserve Bank of India must be obtained to convert rupees into foreign currency.

Philippine peso: The Philippine peso is the currency of the Republic of Philippines and is a managed currency. It has been a floating currency since the mid-1960s, although, beginning in 2000, the Philippine’s central bank, Bangko Sentral, began implementing a series of measures to curb foreign exchange speculation and foreign exchange volatility, including requiring a minimum holding period for foreign investments in peso time deposits and establishing documentary requirements for foreign exchange forward and swap transactions.

South Korean won: The South Korean won is the official currency of The Republic of Korea (South Korea) and is a managed floating currency. Since December 1997, following the elimination of daily exchange rate bands, the South Korean won has been permitted to float according to market forces with periodic intervention.

Thai baht: The Thai baht is the official currency of Thailand and is a managed floating currency. Following the 1997 financial crisis, the Bank of Thailand permitted the Thai baht to float without a pre-determined level at which the government will intervene. The Bank of Thailand may intervene when it deems it necessary to prevent excessive volatilities and achieve economic policy targets with the Bank referencing an undisclosed basket of other Asian currencies.

Malaysian ringgit: The Malaysian ringgit is the official currency of the Federation of Malaysia. The country’s central bank, Bank Negara Malaysia, monitors the exchange rate for the Malaysian ringgit against an undisclosed basket of currencies in a managed float.

Taiwanese dollar: The Taiwanese dollar is the official currency of Taiwan and is a managed floating currency.  The Taiwanese dollar has been allowed to fluctuate according to market forces since 1989, but the government actively intervenes to ensure “dynamic stability”..

Chinese yuan: The Chinese yuan is the official currency of the People’s Republic of China. The yuan is currently a managed float: the Chinese government permits the yuan to trade within a 0.5% daily band against the U.S. dollar and 3% against other currencies like the euro, Japanese yen, and South Korean won.

We have obtained all information in this pricing supplement relating to the index constituent currencies from public sources, without independent verification.

How Do You Redeem Your Securities?

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps:

•                       deliver a notice of redemption, which is attached as Annex A, to us via facsimile or email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•                       deliver the signed confirmation of redemption to us via facsimile or email in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•                       instruct your Depository Trust Company (“DTC”) custodian to book a delivery vs. payment trade with respect to your Securities on the valuation date at a price per Security equal to the applicable daily redemption value, facing Barclays DTC 5101; and

•                       cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the third business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the Securities in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your Securities on the applicable redemption date.  Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

The redemption value for the Securities is determined according to a formula which relies upon the closing indicative value for the Securities and will be calculated on a valuation date that will occur after the redemption notice is submitted.  It is not possible to publicly disclose, or for you to determine, the precise redemption value of your Securities prior to your election to redeem.  The redemption value of the Securities may be below the most recent intraday indicative value or closing indicative value at the time when you submit your redemption notice.

For more information regarding the intraday indicative value, see “Valuation of the Securities—Intraday Indicative Value” in this pricing supplement.

What Are Some of the Risks of the Securities?

An investment in the Securities involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.

•                       Uncertain Principal Repayment – If the level of the Index decreases or does not increase sufficiently to offset any negative effect of the investor fee, you may receive less than your original investment in the Securities at maturity or upon redemption.

•                       Conflicts of Interest with the Index Sponsor – Barclays Index Administration, a distinct function within the Investment Bank of Barclays Bank PLC, is the index sponsor.  The index sponsor may administer the Index and make determinations in respect of the Index in its role of administering the Index.  These activities may present the index sponsor with significant conflicts of interest in light of the fact that Barclays Bank PLC is also the issuer of the Securities.  The index sponsor has no obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

•                       Currency Risk – The return on the Securities is linked to the performance of the Index which, in turn, is linked to the exchange rates between the index constituent currencies and the U.S. dollar (as well as the implied deposit rates for the index constituent currencies).  Currency prices may change unpredictably, including as a result of government action, and any such changes may affect the level of the Index and, consequently, the value of your Securities in unforeseeable ways.  Moreover, some of the index constituent currencies do not float freely, as some are currently either managed or pegged by their respective governments, and the exchange rates of managed and pegged currencies tend to fluctuate significantly less than those of free-floating currencies.  As a result, the potential for the Index and, consequently, the value of your Securities, to appreciate may be limited unless the index constituent currencies are permitted to float more freely than they currently do.

•                       A Trading Market for the Securities May Not Exist – Although we listed the Securities on NYSE Arca under the ticker symbol AYT, a trading market for the Securities may not exist at any time. Even if there is a secondary market for the Securities, whether as a result of any listing of the Securities or on an over-the-counter basis, it may not provide enough liquidity to trade or sell your Securities easily.  In addition, certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the Securities, although they are not required to do so. If they decide to engage in such transactions, they may stop at any time.  We are not required to maintain any listing of the Securities on NYSE Arca or on any other securities exchange.

Is This the Right Investment for You?

The Securities may be a suitable investment for you if:

•                       You are willing to accept the risk of fluctuations in currency prices in general and the exchange rates between the index constituent currencies and the U.S. dollar in particular.

•                       You believe the value of the index constituent currencies (when combined with the implied deposit rates) relative to the U.S. dollar will increase by an amount sufficient to offset the negative effect of the investor fee during the term of the Securities.

•                       You seek an investment with a return linked to the performance of emerging market currencies.

•                       You do not seek a guaranteed return of principal.

The Securities may not be a suitable investment for you if:

•                       You are not willing to accept the risk of fluctuations in currency prices in general and the exchange rates between the index constituent currencies and the U.S. dollar in particular.

•                       You believe the value of the index constituent currencies (when combined with the implied deposit rates) relative to the U.S. dollar will not increase by an amount sufficient to offset the negative effect of the investor fee during the term of the Securities.

•                       You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

•                       You seek a guaranteed return of principal.

What Are the Tax Consequences?

There is no authority that directly addresses the proper U.S. federal income tax treatment of your Securities and therefore the U.S. federal income tax consequences of your investment in the Securities are highly uncertain.  In the opinion of our counsel Sullivan & Cromwell LLP, although your Securities are denominated in U.S. dollars, it would be reasonable to treat the Securities as a contingent foreign currency denominated debt instrument for U.S. federal income tax purposes.  Absent a change in law or an administrative or judicial ruling to the contrary, by purchasing the Securities you agree to treat the Securities as such for all U.S. federal income tax purposes.  Under the rules applicable to contingent foreign currency denominated debt instruments that are denominated in more than one foreign currency, you are required to accrue interest based on the comparable yield of the “predominant currency” of such instrument.  We believe, however, that in light of the particular terms of the Securities, it would be reasonable to take the approach that there is no “predominant currency” for the Securities.  Accordingly, while there are no rules that address the proper treatment of your

Securities, subject to the exceptions discussed below, it would be reasonable for you to generally include the interest paid on the Securities in your gross income at such time that the interest is accrued.

Notwithstanding the opinion of our counsel, it is possible that the Internal Revenue Service may assert that an alternative treatment is more appropriate.  Because of this uncertainty, we urge you to consult your own tax advisor as to the tax consequences of your investment in the Securities.  The tax consequences to a secondary purchaser of the Securities may also differ from those described above.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the Securities, including possible alternative treatments for the Securities, see “Material U.S. Federal Income Tax Considerations” below.

Conflicts of Interest

Barclays Capital Inc. is an affiliate of Barclays Bank PLC and, as such, has a “conflict of interest” in this offering within the meaning of

FINRA Rule 5121 of the Financial Industry Regulatory Authority (“FINRA”).  Consequently, this offering is being conducted in compliance with the provisions of Rule 5121 (or any successor rule thereto).  For more information, please refer to “Plan of Distribution (Conflicts of Interest)—Conflict of Interest” in the accompanying prospectus supplement.

Hypothetical Examples

The following examples show how the Securities would perform in hypothetical circumstances. We have included two examples in which the Index has increased by approximately 1500% at maturity, as well as two examples in which the Index has decreased by approximately 2.66% at maturity. These examples highlight the behavior of the investor fee in different circumstances. Because the investor fee is a weighted average measure, the absolute level of the investor fee will be dependent upon the path taken by the Index to arrive at its ending level. The figures in these examples have been rounded for convenience.  Figures for year 30 are as of the final valuation date, and given the indicated assumptions, a holder will receive payment at maturity in the indicated amount, according to the indicated formula.

The hypothetical examples in this section do not take into account the effects of applicable taxes.  The after-tax return you receive on your Securities will depend on the U.S. tax treatment of your Securities and on your particular circumstances.  Accordingly, the after-tax rate of return of your Securities could be different than the after-tax return of a direct investment in the Index components or the Index.

Assumptions:

Investor Fee	Days	Denomination	Starting Index
Rate
0.89%	365	$50.00	100.00

A	B	C	D	E	F
Year	Index	Average Yearly Index Factor	Yearly Fee	Investor Fee	Indicative Value Plus Coupons
A	B	B / Starting Index	C x Principal x Investor Fee	Running Total of D	(Principal x C) – E
0	100.000	1.00	$0.00	$0.00	$50.00
1	120.273	1.20	$0.54	$0.54	$59.60
2	132.789	1.33	$0.59	$1.13	$65.27
3	154.116	1.54	$0.69	$1.81	$75.25
4	164.983	1.65	$0.73	$2.55	$79.95
5	168.604	1.69	$0.75	$3.30	$81.01
6	186.608	1.87	$0.83	$4.13	$89.18
7	201.563	2.02	$0.90	$5.02	$95.76
8	213.359	2.13	$0.95	$5.97	$100.71
9	230.804	2.31	$1.03	$7.00	$108.40
10	261.130	2.61	$1.16	$8.16	$122.40
11	268.792	2.69	$1.20	$9.36	$125.04
12	279.622	2.80	$1.24	$10.60	$129.21
13	315.673	3.16	$1.40	$12.01	$145.83
14	370.211	3.70	$1.65	$13.65	$171.45
15	377.821	3.78	$1.68	$15.34	$173.57
16	411.886	4.12	$1.83	$17.17	$188.77
17	494.271	4.94	$2.20	$19.37	$227.77
18	535.378	5.35	$2.38	$21.75	$245.94
19	651.775	6.52	$2.90	$24.65	$301.24
20	736.136	7.36	$3.28	$27.93	$340.14
21	882.451	8.82	$3.93	$31.85	$409.37
22	948.017	9.48	$4.22	$36.07	$437.94
23	972.095	9.72	$4.33	$40.40	$445.65
24	1,011.880	10.12	$4.50	$44.90	$461.04
25	1,056.431	10.56	$4.70	$49.60	$478.61
26	1,159.417	11.59	$5.16	$54.76	$524.95
27	1,263.820	12.64	$5.62	$60.39	$571.52
28	1,306.717	13.07	$5.81	$66.20	$587.16
29	1,741.171	17.41	$7.75	$73.95	$796.64
30	1,597.638	15.98	$7.11	$81.06	$717.76
		Annualized Index Return			9.68%
		Annualized ETN Total Return			9.29%

Hypothetical Examples

A	B	C	D	E	F
Year	Index	Average Yearly Index Factor	Yearly Fee	Investor Fee	Indicative Value Plus Coupons
A	B	B / Starting Index	C x Principal x Investor Fee	Running Total of D	(Principal x C) – E
0	100.000	1.00	$0.00	$0.00	$50.00
1	127.468	1.27	$0.57	$0.57	$63.17
2	184.924	1.85	$0.82	$1.39	$91.07
3	297.225	2.97	$1.32	$2.71	$145.90
4	265.118	2.65	$1.18	$3.89	$128.67
5	413.436	4.13	$1.84	$5.73	$200.99
6	585.815	5.86	$2.61	$8.34	$284.57
7	650.026	6.50	$2.89	$11.23	$313.78
8	846.591	8.47	$3.77	$15.00	$408.30
9	867.098	8.67	$3.86	$18.86	$414.69
10	946.591	9.47	$4.21	$23.07	$450.23
11	834.098	8.34	$3.71	$26.78	$390.27
12	773.481	7.73	$3.44	$30.22	$356.52
13	802.160	8.02	$3.57	$33.79	$367.29
14	995.444	9.95	$4.43	$38.22	$459.50
15	962.762	9.63	$4.28	$42.51	$438.87
16	929.893	9.30	$4.14	$46.65	$418.30
17	1,121.252	11.21	$4.99	$51.64	$508.99
18	991.474	9.91	$4.41	$56.05	$439.69
19	909.428	9.09	$4.05	$60.09	$394.62
20	1,008.586	10.09	$4.49	$64.58	$439.71
21	1,103.395	11.03	$4.91	$69.49	$482.21
22	1,161.553	11.62	$5.17	$74.66	$506.12
23	1,203.021	12.03	$5.35	$80.01	$521.50
24	1,148.185	11.48	$5.11	$85.12	$488.97
25	1,106.813	11.07	$4.93	$90.05	$463.36
26	1,207.312	12.07	$5.37	$95.42	$508.23
27	1,114.776	11.15	$4.96	$100.38	$457.01
28	1,146.592	11.47	$5.10	$105.49	$467.81
29	1,423.622	14.24	$6.34	$111.82	$599.99
30	1,597.638	15.98	$7.11	$118.93	$679.89
		Annualized Index Return			9.68%
		Annualized ETN Total Return			9.09%

Hypothetical Examples

A	B	C	D	E	F
Year	Index	Average Yearly Index Factor	Yearly Fee	Investor Fee	Indicative Value Plus Coupons
A	B	B / Starting Index	C x Principal x Investor Fee	Running Total of D	(Principal x C) – E
0	100.000	1.00	$0.00	$0.00	$50.00
1	101.291	1.01	$0.45	$0.45	$50.19
2	105.780	1.06	$0.47	$0.92	$51.97
3	102.306	1.02	$0.46	$1.38	$49.78
4	113.628	1.14	$0.51	$1.88	$54.93
5	115.449	1.15	$0.51	$2.40	$55.33
6	111.911	1.12	$0.50	$2.89	$53.06
7	114.062	1.14	$0.51	$3.40	$53.63
8	116.873	1.17	$0.52	$3.92	$54.51
9	120.621	1.21	$0.54	$4.46	$55.85
10	122.624	1.23	$0.55	$5.00	$56.31
11	135.306	1.35	$0.60	$5.61	$62.05
12	138.359	1.38	$0.62	$6.22	$62.96
13	136.162	1.36	$0.61	$6.83	$61.25
14	144.646	1.45	$0.64	$7.47	$64.85
15	138.810	1.39	$0.62	$8.09	$61.32
16	137.535	1.38	$0.61	$8.70	$60.07
17	126.178	1.26	$0.56	$9.26	$53.83
18	133.083	1.33	$0.59	$9.86	$56.69
19	130.065	1.30	$0.58	$10.43	$54.60
20	129.918	1.30	$0.58	$11.01	$53.95
21	135.534	1.36	$0.60	$11.62	$56.15
22	124.075	1.24	$0.55	$12.17	$49.87
23	122.797	1.23	$0.55	$12.71	$48.68
24	103.936	1.04	$0.46	$13.18	$38.79
25	111.976	1.12	$0.50	$13.67	$42.31
26	114.349	1.14	$0.51	$14.18	$42.99
27	109.803	1.10	$0.49	$14.67	$40.23
28	100.655	1.01	$0.45	$15.12	$35.21
29	103.455	1.03	$0.46	$15.58	$36.15
30	97.344	0.97	$0.43	$16.01	$32.66
		Annualized Index Return			-0.09%
		Annualized ETN Total Return			-1.41%

Hypothetical Examples

A	B	C	D	E	F
Year	Index	Average Yearly Index Factor	Yearly Fee	Investor Fee	Indicative Value Plus Coupons
A	B	B / Starting Index	C x Principal x Investor Fee	Running Total of D	(Principal x C) – E
0	100.000	1.00	$0.00	$0.00	$50.00
1	98.096	0.98	$0.44	$0.44	$48.61
2	87.640	0.88	$0.39	$0.83	$42.99
3	76.614	0.77	$0.34	$1.17	$37.14
4	78.766	0.79	$0.35	$1.52	$37.86
5	83.424	0.83	$0.37	$1.89	$39.82
6	106.877	1.07	$0.48	$2.36	$51.07
7	110.732	1.11	$0.49	$2.86	$52.51
8	101.211	1.01	$0.45	$3.31	$47.30
9	110.297	1.10	$0.49	$3.80	$51.35
10	124.477	1.24	$0.55	$4.35	$57.89
11	116.597	1.17	$0.52	$4.87	$53.43
12	108.297	1.08	$0.48	$5.35	$48.80
13	116.042	1.16	$0.52	$5.87	$52.15
14	117.318	1.17	$0.52	$6.39	$52.27
15	113.610	1.14	$0.51	$6.90	$49.91
16	111.358	1.11	$0.50	$7.39	$48.29
17	121.886	1.22	$0.54	$7.94	$53.01
18	123.693	1.24	$0.55	$8.49	$53.36
19	119.785	1.20	$0.53	$9.02	$50.87
20	127.810	1.28	$0.57	$9.59	$54.32
21	139.934	1.40	$0.62	$10.21	$59.76
22	133.937	1.34	$0.60	$10.81	$56.16
23	133.825	1.34	$0.60	$11.40	$55.51
24	139.129	1.39	$0.62	$12.02	$57.54
25	134.252	1.34	$0.60	$12.62	$54.51
26	133.519	1.34	$0.59	$13.21	$53.55
27	134.492	1.34	$0.60	$13.81	$53.43
28	115.436	1.15	$0.51	$14.32	$43.39
29	115.749	1.16	$0.52	$14.84	$43.03
30	97.344	0.97	$0.43	$15.27	$33.40
			Annualized Index Return		-0.09%
			Annualized ETN Total Return		-1.34%

RISK FACTORS

The Securities are senior unsecured debt obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities. The return on the Securities is linked to the performance of the Index. Investing in the Securities is not equivalent to investing directly in index constituent currencies.  See “The Index” in this pricing supplement for more information.

This section describes the most significant risks relating to an investment in the Securities. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement, before investing in the Securities.

You should also consider the tax consequences of investing in the Securities, significant aspects of which are uncertain. See “Material U.S. Federal Income Tax Considerations” in this pricing supplement.

Even If the Level of the Index at Maturity or Upon Redemption Is Greater than It Was on the Inception Date, You May Receive Less than the Principal Amount of Your Securities

Because the investor fee reduces the amount of your return at maturity or upon redemption, the Index will need to increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption.  If the increase in the level of the Index is insufficient to offset the negative effect of the investor fee, or the level of the Index decreases, you will receive less than the principal amount of your investment at maturity or upon redemption.

You Will Not Benefit from any Increase in the Index (Except as a Result of Interest Payments) if Such Increase Is Not Reflected in the Index on the Applicable Valuation Date

If the positive effect of any increase in the Index is insufficient to offset the negative effect of the investor fee between the inception date and the applicable valuation date (including the final valuation date), we will pay you less than the principal amount of your Securities at maturity or upon redemption.  This will be true even if the level of the Index as of some date or dates prior to the applicable valuation date would have been sufficiently high to offset the negative effect of the investor fee.  Although you will receive monthly interest payments that reflect the performance of one component of the Index (the implied deposit rates on the index constituent currencies) each month, these may not be sufficient to offset the negative effect of the investor fee if the level of the Index has not increased sufficiently as of the applicable valuation date.

The Index Sponsor, a Distinct Function Within Barclays Bank PLC, Will Have the Authority to Make Determinations That Could Materially Affect Your Securities in Various Ways and Create Conflicts of Interest

Barclays Bank PLC is the owner of the intellectual property and licensing rights relating to the Index, and Barclays Index Administration, a distinct function within the Investment Bank of Barclays Bank PLC, is the index sponsor.  The index sponsor is responsible for the administration of the Index.  As discussed in “The Index” in this pricing supplement, the index sponsor has the discretion in a number of circumstances to make judgments and take actions in connection with the administration of the Index, and any such judgments or actions may adversely affect the value of the Securities.

The role played by the index sponsor, and the exercise of the kinds of discretion described above and in “The Index” could present it with significant conflicts of interest in light of the fact that Barclays Bank PLC is the issuer of the Securities.  The index sponsor has no obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

There Are Restrictions on the Minimum Number of Securities You May Redeem and on the Dates on Which You May Redeem Them

You must redeem at least 20,000 Securities at one time in order to exercise your right to redeem your Securities on any redemption date. You may only redeem your Securities on a redemption date if we receive a notice of redemption from you by no later than 4:00 p.m., New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your Securities on the applicable redemption date. Your notice of redemption and confirmation of redemption will not be effective until we confirm receipt. See “Specific Terms of the Securities – Early Redemption Procedures” in this pricing supplement for more information.

The Market Value of the Securities May Be Influenced by Many Unpredictable Factors

The market value of your Securities may fluctuate between the date you purchase them and the applicable valuation date. You may also sustain a significant loss if you sell the Securities in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that generally changes in the exchange rates between the index constituent currencies and the U.S. dollar will affect the market value of the Securities more than any other factors. Other factors that may influence the market value of the Securities include:

•       supply and demand for the Securities, including inventory positions with Barclays Capital Inc. or any market maker and any decision we may make not to issue additional Securities or to cease or suspend sales of Securities from inventory;

•       interest rates (including especially the implied deposit rates for each of the index constituent currencies);

•       the volatility of the exchange rates between the index constituent currencies and the U.S. dollar;

•       economic, financial, political, regulatory, geographical or judicial events that affect the exchange rates or implied interest rates; or

•       the creditworthiness of Barclays Bank PLC.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor.

Some of the Index Constituent Currencies Do Not Float Freely

Exchange rates of many developed and major emerging economies, including the United States, currently are “floating,” meaning that they are permitted to fluctuate in value relative to other currencies.  However, some of the index constituent currencies do not float freely.  The governments of some of the countries in which an index constituent currency is the official currency (the “index constituent countries”) currently either manage the exchange rates of the index constituent currency or peg the index constituent currency against another currency or currencies.

For so long as the governments of some of the index constituent countries restrict the index constituent currencies from floating freely, the exchange rate between some of the index constituent currencies and the U.S. dollar may fluctuate to only a limited degree.  As a result, the potential for the Index and, consequently, the value of your Securities (which are denominated in U.S. dollars), to appreciate may be limited unless the index constituent currencies are permitted to float more freely than they currently do.  Moreover, if at any time the government of an index constituent country permits its index constituent currency to float substantially more freely than it currently does, the exchange rate between that index constituent currency and the U.S. dollar is likely to move significantly in a very short period of time, which would affect the level of the Index, and, consequently, the value of your Securities.

The Liquidity, Trading Value and Amounts Payable Under the Securities Could be Affected by the Actions of Sovereign Governments

Governments of all nations, including those that allow their currencies to float freely, from time to time use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the Securities is that their liquidity, trading value and amounts payable could be affected by the actions of the governments of index constituent countries (even if they have allowed their index constituent currencies to float freely) or of the United States which could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces and the movement of currencies across borders.

As discussed in “The Index” in this pricing supplement, the index sponsor may make certain adjustments to the composition or methodology for calculating the Index in the event of certain developments affecting any index constituent currency or the U.S. dollar, but the index sponsor is under no obligation to do so.  Moreover, in no event will the terms of your Securities be changed as a result of developments affecting any index constituent currency or the U.S. dollar.

To the Extent That the Index Constituent Currencies Float Against the U.S. Dollar, the Exchange Rates Between the Index Constituent Currencies and the U.S. Dollar Will be Influenced by Unpredictable Factors

Although some of the index constituent currencies do not currently float freely, in the future any or all of the index constituent currencies may float more freely than they do today.  To the extent that an index constituent currency is permitted to float against the U.S. dollar, now or in the future, exchange rates between such index constituent currency and the U.S. dollar will be a result of the supply of, and demand for, each currency.  Changes in the exchange rates may result from the interactions of many factors including economic, financial, social and political conditions in one or more of the index constituent countries and in the United States.  These conditions include, for example, the overall growth and performance of the economies of index constituent countries and the United States, the trade and current account balance between index constituent countries and the United States, inflation, interest rate levels, the performance of stock markets in index countries and the United States, the stability of the governments and banking systems of index constituent countries and the United States, wars in which index constituent countries or the United States are directly or indirectly involved or that occur anywhere in the world, major natural disasters in index constituent countries or the United States, and other foreseeable and unforeseeable events.

Information About Index Constituent Countries May Not Be Readily Available

Certain relevant information relating to the index constituent countries may not be as well known or as rapidly or thoroughly reported in the United States as compared to U.S. developments.  Prospective purchasers of the Securities should be aware of the possible lack of availability of important information that can affect the value of index constituent currencies in relation to the U.S. dollar (including, but not limited to, changes in the policies of index constituent country governments with respect to the management or pegging of the index constituent currencies) and must be prepared to make special efforts to obtain such information on a timely basis.

The U.S. Federal Tax Consequences of Your Investment in the Securities are Highly Uncertain

There is no authority that directly addresses the proper U.S. federal income tax treatment of your Securities and therefore the U.S. federal income tax consequences of your investment in the Securities are highly uncertain.  As a result, the Internal Revenue Service could assert that your Securities should be treated in a manner that is different than described herein and, in such a case, the tax consequences to you could differ materially from those described herein.  The tax consequences to a secondary purchaser of the Securities may also differ materially from those described in this disclosure.  Please see the discussion below under the heading “Material U.S. Federal Income Tax Considerations” in this pricing supplement for a more complete discussion of the tax consequences of an investment in the Securities and the potential alternative treatments that may be possible.  You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.

Investing in a Security Linked to an Index that Includes Emerging Market Currencies Bears Special Risks

All of the index constituent countries are emerging markets.  An investment in a security linked to an index that includes emerging market currencies involves many risks beyond those involved in an investment linked only to the currencies of developed markets, including, but not limited to: economic, social, political, financial and military conditions in the emerging markets, including especially political uncertainty and financial instability; the increased likelihood of restrictions on export or currency conversion in the emerging markets; the greater potential for an inflationary environment in the emerging markets; the possibility of nationalization or confiscation of assets; the greater likelihood of regulation by the national, provincial and local governments of the emerging market countries, including the imposition of currency exchange laws and taxes; and less liquidity in emerging market currency markets than in those of developed markets. The currencies of emerging markets may be more volatile than those of developed markets and may be affected by political and economic developments in different ways than developed markets. Moreover, the emerging market economies may differ favorably or unfavorably from developed market economies in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Even Though the Index Constituent Currencies and the U.S. Dollar Are Traded Around-the-Clock, the Securities Will Trade Only During Regular Trading Hours in the United States, if at All

The interbank market for the index constituent currencies and the U.S. dollar is a global, around-the-clock market.  We have listed the Securities on NYSE Arca and the Securities trade only during the hours that NYSE Arca is open. To the extent that NYSE Arca is closed while the markets for the index constituent currencies and the U.S. dollar remain open, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the Securities.

Foreign Exchange Rate Information May Not Be Readily Available

There is no systematic reporting of last-sale information for foreign currencies.  Reasonable current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices, and to others who wish to subscribe for this information, but this information will not necessarily reflect the index constituent currency exchange rates relevant for determining the value of the Securities.  The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

The Index is a Newly-Created Methodology

The Index is a methodology that was created for the purpose of issuing these Securities.  Upon initial issuance, the Securities were linked to a proprietary methodology which, for purposes of this pricing supplement, was referred to as the “Reference Strategy”.  The Reference Strategy was initially created by Barclays Bank PLC for the purpose of issuing these Securities.  Subsequent to the issuance of the Securities, Barclays Bank PLC began publishing the Reference Strategy as the Index.

Historical Levels of Comparable Indices Should Not Be Taken as an Indication of the Future Performance of the Index During the Term of the Securities

It is impossible to predict whether the Index will rise or fall.  The actual performance of the Index over the term of the Securities, as well as the amount payable at maturity or upon redemption and on each interest payment date, may bear little relation to the historical levels of comparable indices.

Changes in the Implied Deposit Rates Will Affect the Value of Your Securities

Because the Index is calculated, in part, based on the implied deposit rates for each of the index constituent currencies, changes in such rates will affect the amount payable on your Securities at maturity or upon redemption and on each interest payment date and, therefore, the market value of your Securities.  Assuming the exchange rates between the index constituent currencies and the U.S. dollar remain constant, an overall increase in the implied deposit rates for each of the index constituent currencies will eventually increase the value of your Securities, while a decrease in the implied deposit rates for each of the index constituent currencies will decrease the value of your Securities. Because the implied deposit rate for each of the index constituent currencies is an implied deposit rate achievable in offshore markets, the levels of such implied deposit rates could be negative.

Changes in Our Credit Ratings May Affect the Market Value of Your Securities

Our credit ratings are an assessment of our ability to pay our obligations, including those on the Securities. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your Securities. However, because the return on your Securities is dependent upon certain factors in addition to our ability to pay our obligations on your Securities, an improvement in our credit ratings will not reduce the other investment risks related to your Securities.

Owning the Securities Is Not the Same as Owning the Index Constituent Currencies

The return on your Securities will not reflect the exact return you would realize if you actually purchased each of the index constituent currencies and converted them into U.S. dollars on the applicable valuation date.  The exchange rate for the index constituent currencies is calculated relative to the U.S. dollar without taking into consideration the value of the index constituent currencies relative to other currencies or in other markets.

You Will Not Have the Right to Receive Index Constituent Currencies

Your Securities will be paid in U.S. dollars, and you will have no right to receive delivery of index constituent currencies.

There May Not Be an Active Trading Market in the Securities; Sales in the Secondary Market May Result in Significant Losses

Although we have listed the Securities on NYSE Arca there can be no assurance that an active secondary market for the Securities will exist at any time. Even if there is a secondary market for the Securities, whether as a result of any listing of the Securities or on an over-the-counter basis, it may not provide enough liquidity to trade or sell your Securities easily. Additionally, certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the Securities, although they are not required to do so. If they decide to engage in such transactions, they may stop at any time.  We are not required to maintain any listing of the Securities on NYSE Arca or on any other securities exchange.

Trading and Other Transactions by Barclays Bank PLC or Its Affiliates in Instruments Linked to the Index, Index Constituent Currencies, the U.S. Dollar or the Exchange Rate Between an Index Constituent Currency and the U.S. Dollar May Impair the Market Value of the Securities

As described below under “Use of Proceeds and Hedging” in this pricing supplement, we or one or more of our affiliates may hedge our obligations under the Securities by purchasing index constituent currencies or U.S. dollars, futures or options on the Index, index constituent currencies, U.S. dollars or the exchange rate between index constituent currencies and the

U.S. dollar, or other derivative instruments with returns linked to the performance of the Index, index constituent currencies, U.S. dollars or the exchange rate between index constituent currencies the U.S. dollar, and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing. Although they are not expected to, any of these hedging activities may adversely affect the market price of index constituent currencies, U.S. dollars or the exchange rate between index constituent currencies and the U.S. dollar and, therefore, the market value of the Securities. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines.

We or one or more of our affiliates may also engage in trading in index constituent currencies or U.S. dollars, futures or options on the Index, index constituent currencies, U.S. dollars or the exchange rate between index constituent currencies and the U.S. dollar, and other investments relating to the Index, index constituent currencies, U.S. dollars or the exchange rate between index constituent currencies and the U.S. dollar on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the market price of index constituent currencies, U.S. dollars or the exchange rate between index constituent currencies and the U.S. dollar and, therefore, the market value of the Securities. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Securities. With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

The Liquidity of the Market for the Securities May Vary Materially Over Time

As stated on the cover of this pricing supplement, we sold a portion of the Securities on the inception date, and the remainder of the Securities will be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent.  Also, the number of Securities outstanding or held by persons other than our affiliates could be reduced at any time due to early redemptions of the Securities.  Accordingly, the liquidity of the market for the Securities could vary materially over the term of the Securities.  While you may elect to redeem your Securities prior to maturity, early redemption is subject to the conditions and procedures described elsewhere in this pricing supplement, including the condition that you must redeem at least 20,000 Securities at one time in order to exercise your right to redeem your Securities on any redemption date.

The Securities May Trade at a Substantial Premium to or Discount from the Closing Indicative Value and/or Intraday Indicative Value

The Securities may trade at a substantial premium to or discount from the closing indicative value and/or the intraday indicative value of the Securities calculated by us on a daily basis and is used to determine the payment at maturity or upon early redemption.  The intraday indicative value is meant to approximate on an intraday basis the component of the Security’s value that is attributable to the Index and is provided for reference purposes only.  If you sell your Securities on the secondary market, you will receive the market price for your Securities, which may be substantially above or below the closing indicative value and/or intraday indicative value.  In addition, if you purchase your Securities at a price which reflects a premium over the closing indicative value, you may experience a significant loss if you sell or redeem your Securities at a time when such premium is no longer present in the market place.

We Have No Obligation to Issue Additional Securities, and We May Cease or Suspend Sales of the Securities

As further described in the accompanying prospectus supplement under “Summary—Medium-Term Notes—Amounts That We May Issue” on page S-4 and “Summary—Medium-Term Notes—Reissuances or Reopened Issues” on page S-4, we have the right, but not the obligation, to issue additional Securities once the initial distribution is complete.  We also reserve the right to cease or suspend sales of the Securities from inventory held by our affiliate Barclays Capital Inc. at any time after the inception date. If we choose not to issue additional Securities or to cease or suspend sales of the Securities from inventory, this will impact supply and demand for the Securities and may impact the liquidity and price of the Securities in the secondary market.  As a result, if you buy or sell your Securities on the secondary market, the price that you pay or receive may be higher or lower than if we had decided to issue additional Securities or not to cease or suspend sales of the Securities from inventory at that time.

The Policies of the Index Sponsor and Changes That Affect the Index Methodology, Index Constituent Currencies or Denominating Currency Could Affect the Amount Payable on the Securities and Their Market Value

The policies of the index sponsor concerning the calculation of the level of the Index and any addition, deletion or substitution of index constituent currencies or the denominating currency could affect the value of the Index and, therefore, the amount payable on the Securities at maturity or upon redemption and the market value of the Securities prior to maturity.

The index sponsor may modify the methodology for calculating the value of the Index.  In addition, as described in “The Index—Modifications to the Index” in this pricing supplement, under a number of circumstances the index sponsor may replace one or more index constituent currencies, redenominate the Index with a currency other than the U.S. dollar or make certain other changes to the way in which the Index is calculated.  The index sponsor may also discontinue or suspend calculation or publication of the Index, in which case it may become difficult to determine the market value of the Index.  Any such changes could adversely affect the value of your Securities.

If events such as these occur, or if the value of the Index is not available or cannot be calculated because of a market disruption event or force majeure event, or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the value of the Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the Securities –

Discontinuation or Modification of the Index” and “– Role of Calculation Agent”.

Our Business Activities May Create Conflicts of Interest

In addition to the role of Barclays Index Administration, a distinct function within the Investment Bank of Barclays Bank PLC, as index sponsor as described under “—The Index Sponsor, a Distinct Function Within Barclays Bank PLC, Will Have the Authority to Make Determinations That Could Materially Affect Your Securities in Various Ways and Create Conflicts of Interest”, we and our affiliates expect to play a variety of roles in connection with the issuance of the Securities.

As noted above, we and our affiliates expect to engage in trading activities related to index constituent currencies and the U.S. dollar, futures or options on the Index, index constituent currencies, U.S. dollars or the exchange rate between index constituent currencies and the U.S. dollar, or other derivative instruments with returns linked to the performance of the Index, index constituent currencies, U.S. dollars or the exchange rate between index constituent currencies and the U.S. dollar that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests that we and our affiliates will have in our and our affiliates’ proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management. These trading activities, if they influence the level of the Index or the exchange rate between index constituent currencies and the U.S. dollar, could be adverse to the interests of the holders of the Securities.

Moreover, we and our affiliates have published and in the future expect to publish research reports with respect to the exchange rate between index constituent currencies and the U.S. dollar and currencies generally. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. The research should not be viewed as a recommendation or endorsement of the Securities in any way and investors must make their own independent investigation of the merits of this investment.

Any of these activities by us or our affiliates may affect the market price of index constituent currencies, U.S. dollars or the exchange rate between index constituent currencies and the U.S. dollar and, therefore, the market value of the Securities. With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

There Are Potential Conflicts of Interest Between You and the Calculation Agent

Currently, Barclays Bank PLC serves as the calculation agent. We will, among other things, decide the amount of the return paid out to you on the Securities at maturity or upon redemption. For a more detailed description of the calculation agent’s role, see “Specific Terms of the Securities – Role of Calculation Agent” in this pricing supplement.

If the index sponsor were to discontinue or suspend calculation or publication of the Index, it may become difficult to determine the market value of the Securities.  If events such as these occur, or if the value of the Index is not available or cannot be calculated because of a market disruption event or force majeure event, or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the value of the Index.  The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the Securities – Role of Calculation Agent” in this pricing supplement.

The calculation agent will exercise its judgment when performing its functions.  For example, the calculation agent may have to determine whether a market disruption event or force majeure event affecting the Index has occurred or is continuing on a valuation date, including the final valuation date.  This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability to unwind our or our affiliates’ hedge positions. Since these determinations by the calculation agent may affect the market value of the Securities, the calculation agent may have a conflict of interest if it needs to make any such decision.

THE INDEX

Upon initial issuance, the Securities were linked to a proprietary methodology which, for purposes of this pricing supplement, was referred to as the “Reference Strategy”.  The Reference Strategy was created by Barclays Bank PLC for the purpose of issuing these Securities.  Subsequent to the issuance of the Securities, Barclays Bank PLC began publishing the Reference Strategy as the Index.  The goal of the Index is to provide investors with exposure to local currencies in specified Asian markets through short-term, liquid and diversified instruments.  The Index is intended to replicate a diversified, multi-national money markets strategy in the eight Asian market currencies that the Index comprises (the “index constituent currencies”), by reflecting the total return—including both exchange rate movements and implied deposit rates—of U.S. dollar investments in the index constituent currencies.

The Index is a proprietary methodology that is not currently used for any purpose other than with respect to these Securities.

Composition of the Index

The Index is comprised of the following eight index constituent currencies:  the Indonesian rupiah, the Indian rupee, the Philippine peso, the South Korean won, the Thai baht, the Malaysian ringgit, the Taiwanese dollar and the Chinese yuan.

The Index includes a specified amount of each index constituent currency (i.e., a certain number of Indonesian rupiah, a certain number of Indian rupees, etc.). On the index commencement date, each index constituent currency was weighted equally in U.S. dollar terms, so the amount of any index constituent currency included in the Index was worth the same amount of U.S. dollars as the amount of any other index constituent currency included in the Index.  On each index reconstitution date, the index constituent currencies are re-weighted so that as of such date, each index constituent currency is again weighted equally in U.S. dollar terms.  During the period between index reconstitution dates, the actual weight of each of the index constituent currencies may fluctuate due to the performance of the individual index constituent currencies.

The “index commencement date” is the inception date.

An “index reconstitution date” is the index roll date that falls in July of each year.

An “index roll date” is the 15th day of each month, beginning on April 15, 2008 and ending on March 15, 2038, or, if any such day is not a business day in all of the roll date cities or TARGET is not open on such day, the next following day that is a business day in all of the roll date cities and on which TARGET is open, in each case as determined by the index sponsor.  The first index roll date is the inception date. The index sponsor has modified the definition of index roll date to refer to “roll date cities” as of September 2, 2008. Prior to this date, this definition referred to “relevant cities”.

The “roll date cities” are Bangkok, Bogotá, Budapest, Buenos Aires, Istanbul, Jakarta, Johannesburg, London, Manila, Mexico City, Moscow, Mumbai, New York, Rio de Janeiro, Santiago de Chile, Seoul and Warsaw.

The “relevant cities” are Jakarta, Kuala Lumpur, Mumbai, Manila, Seoul, Bangkok, Taipei, Beijing, London and New York.

The Index Constituent Currencies

Indonesian rupiah: The Indonesian rupiah is the official currency of Indonesia. Since 1997, the Indonesian government has permitted the Indonesian rupiah to float without a pre-determined level at which the government would intervene.

Indian rupee: The Indian rupee is the official currency of the Republic of India and is a managed floating currency. The Indian rupee is permitted to fluctuate without a fixed target or range, but the Reserve Bank of India may intervene when it deems necessary to preserve stability. It also has the ability to restrict the conversion of rupees into foreign currencies, and, under certain circumstances, approval of the Reserve Bank of India must be obtained to convert rupees into foreign currency.

Philippine peso: The Philippine peso is the currency of the Republic of Philippines and is a managed currency. It has been a floating currency since the mid-1960s, although, beginning in 2000, the Philippine’s central bank, Bangko Sentral, began implementing a series of measures to curb foreign exchange speculation and foreign exchange volatility, including requiring a minimum holding period for foreign investments in peso time deposits and establishing documentary requirements for foreign exchange forward and swap transactions.

South Korean won: The South Korean won is the official currency of The Republic of Korea (South Korea) and is a managed floating currency. Since December 1997, following the elimination of daily exchange rate bands, the South Korean won has been permitted to float according to market forces with periodic intervention.

Thai baht: The Thai baht is the official currency of Thailand and is a managed floating currency. Following the 1997 financial crisis, the Bank of Thailand permitted the Thai baht to float without a pre-determined level at which the government will intervene. The Bank of Thailand may intervene when it deems it necessary to prevent excessive volatilities and achieve economic policy targets with the Bank referencing an undisclosed basket of other Asian currencies.

Malaysian ringgit: The Malaysian ringgit is the official currency of the Federation of Malaysia. The country’s central bank, Bank Negara Malaysia, monitors the exchange rate for the Malaysian ringgit against an undisclosed basket of currencies in a managed float.

Taiwanese dollar: The Taiwanese dollar is the official currency of Taiwan and is a managed floating currency.  The Taiwanese dollar has been allowed to fluctuate according to market forces since 1989, but the government actively intervenes to ensure “dynamic stability”..

Chinese yuan: The Chinese yuan is the official currency of the People’s Republic of China. The yuan is currently a managed float: the Chinese government permits the yuan to trade within a 0.5% daily band against the U.S. dollar and 3% against other currencies like the euro, Japanese yen, and South Korean won.

Calculation of the Index

The level of the Index is calculated on each index business day by multiplying (1) the level of the Index on the most recent index reconstitution date times (2) 1/8 times (3) the sum of the quotients of (a) the local currency deposit value of each index constituent currency on the date of calculation divided by (b) the local currency deposit value of each such index constituent currency on the most recent index reconstitution date.  The level of the Index will be rounded to four decimal points.  On the index commencement date, the level of the Index was 100.

The “local currency deposit value” on any given index business day equals (1) the local currency deposit value on the most recent index roll date times (2) the interest rate component times (3) the spot component.  The local currency deposit value on the index commencement date was 100.

The “interest rate component” for any given index constituent currency on any given index business day equals the quotient of (1) one plus the product of (a) the implied deposit rate for that index constituent currency (from the date that is two index business days after the most recent index roll date to the date that is two index business days after the immediately forthcoming index roll date) times (b) the relevant day count fraction divided by (2) one plus the product of (a) the implied deposit rate for that index constituent currency (from the date that is two index business days after the date of calculation to the date that is two index business days after the immediately forthcoming index roll date) times (b) the relevant day count fraction.

The “implied deposit rate” for the period from the date that is two index business days after a given date of calculation to the date that is two index business days after the immediately forthcoming index roll date for any given index constituent currency equals the quotient of (1) the product of (a) the non-deliverable forward fixing for that currency against one U.S. dollar that is entered into on the date of calculation for fixing on the immediately forthcoming index roll date (and for settlement two index business days thereafter), times (b) one plus the product of (i) the LIBOR rate effective from the date that is two index business days after the date of calculation to the date that is two index business days after the immediately forthcoming index roll date, as published on Bloomberg page BBAM1 at 11:00 a.m., London time, (using linear interpolation where necessary), times (ii) the relevant day count fraction, minus (c) the spot level of the index constituent currency on the date of calculation, divided by (2) the product of (a) the spot level of the index constituent currency on that date of calculation, times (b) the relevant day count fraction.

The “day count fraction” for a given interest rate component or implied deposit rate is equal to the actual number of days for the period for which such rate is applicable divided by 360.

The “spot component” for any index constituent currency on any given day is equal to (1) the spot level of the index constituent currency on the most recent index roll date divided by (2) the spot level of the index constituent currency on the date of calculation.

The “spot level” of each index constituent currency on a given date of calculation is the mid-market rate of such currency, as determined by the index sponsor from the following sources or any successor pages thereto on such date:

Currency	Source (Time)
Indonesian rupiah	Reuters Page ABSIRFIX01 (11:30 a.m. Singapore time)
Indian rupee	Reuters Page RBIB (12:30 p.m. Bombay time)
Philippine peso	Reuters Page PHPFIX=PDSP (11:30 a.m. Singapore time)
South Korean won	Reuters Page KFTC18 (3:00 p.m. Singapore time)
Thai baht	Reuters Page ABSIRFIX01 (11:30 a.m. Singapore time)
Malaysian ringgit	Reuters Page MYRFIX2 (3:30 pm Kuala Lumpur time)*
Taiwanese dollar	Reuters Page TAIFX1 (11:30 a.m. Singapore time)
Chinese yuan	Reuters Page SAEC (9:15 a.m. Singapore time)

* Reuters page ABSIRFIX01 had been superseded by Reuters page ABSFIX01 (observed at 11:30 am Singapore time) from and including August 6, 2013 to but excluding July 18, 2016.  As of July 18, 2016, Reuters page ABSFIX01 was superseded by Reuters page MYRFIX2.

In the event that any of the foregoing sources becomes unavailable, the index sponsor may use any successor page thereto or alternative source to determine the applicable currency’s spot level.

The “non-deliverable forward fixing” for each index constituent currency on any given date of calculation equals the sum of the spot level on that date of calculation plus the applicable interpolated forward points. The index sponsor determines the applicable interpolated forward points by reference to the following sources or any successor pages thereto for forward points (i.e. the difference between the price of the forward and the current exchange rate) and outright forward quotes:

Currency	Source (Time)
Indonesian rupiah	Reuters Page NDF02 (5:15 p.m. Singapore time)
Indian rupee	Reuters Page NDF01 (5:15 p.m. Singapore time)
Philippine peso	Reuters Page NDF01 (5:15 p.m. Singapore time)
South Korean won	Reuters Page NDF01 (5:15 p.m. Singapore time)
Thai baht	Reuters Page BGCRF (5:15 p.m. Singapore time)
Malaysian ringgit	Reuters Page NDF02 (5:15 p.m. Singapore time)
Taiwanese dollar	Reuters Page NDF01 (5:15 p.m. Singapore time)
Chinese yuan	Reuters Page NDF01 (5:15 p.m. Singapore time)

In the event that any of the foregoing sources becomes unavailable, the index sponsor may use any successor page thereto or alternative source to determine the applicable currency’s interpolated forward points.

With respect to those sources in the table that provide quotes in forward points, the index sponsor determines the applicable interpolated forward points using linear interpolation from the forward points quoted for one week’s, two weeks’, one month’s and two months’ tenor.

For all other sources, where the price of the forward is quoted outright, the index sponsor first calculates forward points for one week’s, two weeks’, one month’s and two months’ tenor by subtracting the relevant spot level from the outright forward level for such tenors, prior to determining applicable interpolated forward points using linear interpolation in the manner described above.

The forward points will be calculated from the source published on the date that is one index business day prior to the date of calculation.  If such date is not a business day in the relevant city, the forward points will be calculated from the source published on the date of calculation.

The index sponsor calculates the level of the Index at approximately 11:00 p.m., London time, on each index business day and publishes it on Bloomberg page BXIIGMA8 as soon as practicable thereafter.

Calculation of the Spot Index

In addition to the Index, the index sponsor maintains the Barclays Global Emerging Markets Strategy (GEMS) Asia 8 Spot IndexTM (the “Spot Index”). The Spot Index comprises the same index constituent currencies as the Index, but instead of reflecting the total return of U.S. dollar investments in the index constituent currencies, the Spot Index reflects only the exchange rate movements, and not the implied deposit rates, for such investments.  The level of the Spot Index is used in calculating the interest payments on your Securities, as discussed in “Specific Terms of the Securities—Interest Payments” in this pricing supplement.

The level of the Spot Index on any day is calculated by multiplying (1) the level of the Spot Index on the most recent index roll date times (2) the sum of the products of (a) the quotient of (i) the spot level of each index constituent currency on the most recent index roll date divided by (ii) the spot level of that index constituent currency on the date of calculation times (b) the weight of each such index constituent currency in the Spot Index.  The level of the Spot Index will be rounded to four decimal points.

The weight of an index constituent currency in the Spot Index is calculated in the following manner.  For any calculation date with respect to which the most recent index roll date was an index reconstitution date, the weight of each index constituent currency is 1/8.  For all other calculation dates, the weight of an index constituent currency equals (1) 1/8, times (2) the quotient of (a) (i) the local currency deposit value for that currency on the most recent index roll date divided by (ii) the local currency deposit value for that currency on the most recent index reconstitution date, divided by (b) (i) the level of the Index on the most recent index roll date divided by (ii) the level of the Index on the most recent index reconstitution date.

The index sponsor calculates the level of the Spot Index at approximately 11:00 p.m., London time, on each index business day and publishes it on Bloomberg page BXIIGA8S as soon as practicable thereafter.

Modifications to the Index

The index sponsor does not presently intend to add, remove or replace any of the index constituent currencies or modify the method of calculating the Index as described above.  However, in the event of a “potential adjustment event”, as described below, the index sponsor may, in its sole discretion, make modifications to the Index.  The index sponsor will promptly publish any such modifications on the GEMS index page at http://www.barcap.com/indices.

Changes in Index Constituent Currencies or the Denomination of the Index

A potential adjustment event includes any of the following:

•     the exchange rate for an index constituent currency splits into dual or multiple exchange rates;

•     an event occurs that generally makes it impossible to convert an index constituent currency into U.S. dollars through customary legal channels in an index constituent country;

•     an event occurs that generally makes it impossible to deliver U.S. dollars from accounts inside an index constituent country to accounts outside that index constituent country, or to deliver an index constituent currency between accounts inside the index constituent country for such index constituent currency or to a party that is a non-resident of the relevant index constituent country;

•     the occurrence of a default, event of default or other similar condition or event with respect to any security or indebtedness of, or guaranteed by, any governmental authority in relation to an index constituent currency;

•     any change in, or amendment to, the laws or regulations, including those laws or regulations that relate to taxation, prevailing in the index constituent country in respect of any index constituent currency, or any change in any application or official interpretation of such laws or regulations, or any other governmental action that the index sponsor determines may cause another market disruption event to occur or that leads or may lead to the introduction of a currency peg regime;

•     the occurrence of an event that makes it impossible or not reasonably practicable to obtain a firm quote for a currency exchange rate relevant to the Index;

•     any nationalization, confiscation, expropriation, requisition or other action by a relevant governmental authority that deprives Barclays Bank PLC or any of its affiliates of all or substantially all of its assets in the relevant index constituent country;

•     the index sponsor determines that there is a material difference in a relevant currency rate as determined by reference to the rate source for the Index and any other market source;

•     it becomes impossible to obtain a relevant currency exchange rate, either from the source for that rate or by the index sponsor itself acting in good faith in a commercially reasonable manner;

•     the index sponsor determines that an issuer (or dealer) (or any of their affiliates) of Index-linked notes or other Index-linked transactions would be unable, after using commercially reasonable efforts, to acquire, establish, re-establish, substitute, maintain, unwind, or dispose of any hedge position relating to such Index-linked notes or relevant Index-linked transactions, or to realize, recover or remit the proceeds of any such transactions; and

•     any event that the index sponsor determines may lead to any of the foregoing events.

If, in the sole discretion of the index sponsor, a potential adjustment event occurs, the index sponsor may replace the index constituent currency to which the potential adjustment event relates with another currency or, as applicable, redenominate the Index in a currency other than the U.S. dollar which, in either case, it determines, in its sole discretion, is comparable for purposes of the Index to the index constituent currency or denominating currency being replaced.  Upon any replacement by the index sponsor of an index constituent currency or of the denominating currency following a potential adjustment event, the index sponsor may make any adjustments to the Index as may, in its sole discretion, be required to render the Index comparable to the Index prior to the occurrence of the potential adjustment event.

Market Disruption and Force Majeure

If the index sponsor determines, in its sole discretion, that a market disruption event or a force majeure event (each as defined below) has occurred or is occurring, and that such event affects the Index, any currency included in the Index and/or the ability to hedge the Index or currencies included in the Index, the index sponsor may take any or all of the following actions:

•     make such determinations and/or adjustments to the terms of the Index as the index sponsor deems appropriate (including, but not limited to, changing the index constituent currencies or using one or more alternative fixing sources to obtain the value of existing index constituent currencies) for purposes of determining the level of the Index for such day;

•     defer publication of information about the Index until the next index business day on which it determines that no market disruption event or force majeure event is occurring; or

•     if such day would have been an index roll date but for the occurrence of the market disruption event or force majeure event, defer the index roll date to the next index business day on which no market disruption event or force majeure event is occurring.

Any of the following will constitute a market disruption event:

•     on any index business day, the occurrence or existence of either (1) a suspension or limitation imposed on trading any index constituent currency, the U.S. dollar or any tradable instrument, including forwards or options, in respect of an index constituent currency; or (2) any event that, in the opinion of the index sponsor, disrupts or impairs the ability of market participants in general to effect transactions (including any tradable instrument, such as forwards or options) or to obtain market values in relation to any index constituent currency or the U.S. dollar;

•     the declaration or continuance of a general moratorium in respect of banking activities in any relevant city;

•     on any index business day, the failure of the source from which the index sponsor obtains the value of an index constituent currency to publish such value; and

•     on any index business day, the occurrence or existence of a lack of, or a material decline in, the liquidity in the market for trading in any index constituent currency.

A force majeure event includes any event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that the index sponsor determines to be beyond the index sponsor’s reasonable control and to materially affect the Index or any index constituent currency.

Taxation

If at any time the index sponsor determines that, as a result of a change in taxation (including, but not limited to, any tax imposed on the index sponsor or its affiliates), it is necessary to change the index constituent currencies, the denomination of the Index or the method of calculating the Index in order to offset the effect of such taxation, the index sponsor may make such change or changes in its sole discretion.

Termination of the Index

The index sponsor, in its sole discretion, may discontinue calculating the Index if any of the following events occurs:

•     any index constituent currency or the U.S. dollar ceases or will cease to be traded or publicly quoted and is not and will not be immediately re-listed or re-quoted in a manner acceptable to the index sponsor;

•     a potential adjustment event occurs, and the index sponsor determines that an adjustment of the type described in “—Changes in Index Constituent Currencies or the Denomination of the Index” is not reasonably practicable;

•     the index sponsor or its successor terminates or alters its business operations, is declared insolvent or is subject to winding-up proceedings; and

•     the Index is being terminated, altered or redesigned.

Other Changes

In addition to the foregoing circumstances, the index sponsor reserves the right to make any other changes to the composition or methodology of calculating the Index as the index sponsor may, in its sole discretion, determine to be necessary as a result of market, regulatory, judicial, financial, fiscal or other circumstances.

In the event that ambiguities arise in the calculation of the Index, the index sponsor will resolve such ambiguities and, if necessary for resolution, make changes to the composition or methodology of calculating the Index.

Historical Performance of the Index

The following graph illustrates the performance of the Index since December 28, 2001. Data from December 28, 2001 to the index commencement date represent hypothetical values as if the Index had been established on December 28, 2001 and calculated according to the methodology described above since that date.  Data for dates from and including the index commencement date represent the actual values of the Index as calculated on such dates.

The historical performance of the Index should not be taken as an indication of future performance, and no assurance can be given that the value of the Index will increase sufficiently to cause holders of the Securities to receive a payment at maturity or upon redemption equal to or in excess of the principal amount of such Securities.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Licensing

Barclays Global Emerging Markets Strategy (GEMS) Asia 8 IndexTM and Barclays Global Emerging Markets Strategy (GEMS) Asia 8 Spot IndexTM are trademarks of Barclays Bank PLC.

Disclaimer

The index sponsor does not guarantee the accuracy and/or completeness of the Index, any data included therein, or any data from which it is based, and the index sponsor shall have no liability for any errors, omissions, or interruptions therein.

The index sponsor makes no warranty, express or implied, as to the results to be obtained from the use of the Index.  The index sponsor makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the Index or any data included therein.  Without limiting any of the foregoing, in no event shall the index sponsor have liability for any special, punitive, indirect or consequential damages, lost profits, loss of opportunity or other financial loss, even if notified of the possibility of such damages.

Neither the index sponsor nor any of its affiliates or subsidiaries or any of their respective directors, officers, employees, representatives, delegates or agents shall have any responsibility to any person (whether as a result of negligence or otherwise) for any determination made or anything done (or omitted to be determined or done) in respect of the Index or publication of the index level (or failure to publish such value) and any use to which any person may put the Index or the index level. In addition, although the index sponsor reserves the right to make adjustments to correct previously incorrectly published information, including but not limited to the index level, the index sponsor is under no obligation to do so and shall have no liability in respect of any errors or omissions.

Nothing in this disclaimer shall exclude or limit liability to the extent such exclusion or limitation is not permitted by law.

Bloomberg Index Services Limited is the official index calculation and maintenance agent of the Index, an index owned and administered by Barclays Bank PLC.  Bloomberg Index Services

Limited does not guarantee the timeliness, accurateness, or completeness of the Index calculations or any data or information relating to the Index.  Bloomberg Index Services Limited makes no warranty, express or implied, as to the Index or any data or values relating thereto or results to be obtained therefrom, and expressly disclaims all warranties of merchantability and fitness for a particular purpose with respect thereto.  To the maximum extent allowed by law, Bloomberg Index Services Limited, its affiliates, and all of their respective partners, employees, subcontractors, agents, suppliers and vendors (collectively, the “protected parties”) shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of a protected party or otherwise, arising in connection with the calculation of the Index or any data or values included therein or in connection therewith and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages.

VALUATION OF THE SECURITIES

The market value of the Securities will be affected by several factors, many of which are beyond our control. We expect that generally changes in the exchange rates between the index constituent currencies and the U.S. dollar will affect the market value of the Securities more than any other factors. Other factors that may influence the market value of the Securities include, but are not limited to, supply and demand for the Securities, interest rates (including especially the deposit rates for each of the index constituent currencies); the volatility of the exchange rates between the index constituent currencies and the U.S. dollar; economic, financial, political, regulatory, geographical or judicial events that affect the exchange rates or interest rates; and the perceived creditworthiness of Barclays Bank PLC. See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the Securities prior to maturity.

Intraday Indicative Value

An “intraday indicative value” meant to approximate changes in the value of the Securities during the current trading day by reference to the Index, is published for reference purposes only.

The intraday indicative value is intended to provide investors with an approximation of the effect that changes in the level of the Index during the current trading day would have on the closing indicative value of the Securities from the previous day.  Intraday indicative value differs from closing indicative value in two important respects.  First, intraday indicative value is based on the most recent Index level published by the index sponsor, which reflects the most recent reported sales prices for the Index components, rather than the closing indicative value for the immediately preceding calendar day. Second, the intraday indicative value only reflects the investor fee at the close of business on the preceding calendar day, but does not include any adjustment for the investor fee during the course of the current day.

The intraday indicative value is published as a convenience for reference purposes only and does not represent the actual trading price of the Securities, which may be influenced by bid-offer spreads, hedging and transaction costs and market liquidity, among other factors.

The intraday indicative value is calculated and published by NYSE Euronext (NYSE) or a successor under the ticker symbol AYT.IV.

In connection with your Securities, we use the term “intraday indicative value” to refer to the value at a given time on any trading day determined based on the following equation:

Intraday Indicative Value  =  Closing Indicative Value on the immediately preceding calendar day (or the Ex Coupon Indicative Value if such day was an Index Roll Date)  X  Current Index Factor - Current Investor Fee

where:

Closing Indicative Value  =  The closing indicative value of the Securities as described in this pricing supplement.

Ex Coupon Indicative Value  =  The ex coupon indicative value of the Securities as described in this pricing supplement.

Index Roll Date  =  An index roll date as described in this pricing supplement.

Current Index Factor  =  The most recent published level of the Index as reported by the index sponsor  /  the closing level of the Index on the immediately preceding index business day.

Current Investor Fee  =  The most recent daily calculation of the investor fee with respect to your Securities, determined as described in this pricing supplement (which, during any trading day, will be the investor fee determined on the preceding calendar day).

NYSE is not affiliated with Barclays Bank PLC and do not approve, endorse, review or recommend Barclays Bank PLC or the Securities.

The intraday indicative value will be derived from sources deemed reliable, but NYSE and its suppliers do not guarantee the correctness or completeness of the intraday indicative value or other information furnished in connection with the Securities. NYSE makes no warranty, express or implied, as to results to be obtained by Barclays Bank PLC, Barclays Bank PLC’s customers, holders of the Securities, or any other person or entity from the use of the intraday indicative value or any data included therein. NYSE makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the intraday indicative value or any data included therein.

NYSE, its employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of NYSE, its employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the intraday indicative value or the Securities, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. NYSE shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the intraday indicative value, from whatever cause. NYSE is not responsible for the selection of or use of the Index or the Securities, the accuracy and adequacy of Index or information used by Barclays Bank PLC and the resultant output thereof.

The intraday indicative value calculation is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption or termination of your Securities. The actual trading price of the Securities in the secondary market may vary significantly from their intraday indicative value.  See “Risk Factors—Risks Relating to Liquidity and the Secondary Market—The Securities May Trade at a Substantial Premium to or Discount from the Intraday Indicative Value” in this pricing supplement.

Furthermore, as the intraday indicative value is calculated using the closing indicative value on the immediately preceding calendar day, the intraday indicative value published at any time during a given trading day will not reflect the investor fee that may have accrued over the course of such trading day.  Published Index levels from the index sponsor may occasionally be subject to delay or postponement.  Any such delays or postponements will affect the current Index level and therefore the intraday indicative value of your Securities.  The actual trading price of the Securities may be different from their intraday indicative value.

As discussed in “Specific Terms of the Securities – Payment Upon Redemption”, you may, subject to certain restrictions, choose to redeem your Securities on any redemption date during the term of the Securities.  If you redeem your Securities on a particular redemption date, you will receive a cash payment per Security equal to the closing indicative value on the applicable valuation date.  You must redeem at least 20,000 Securities at one time in order to exercise your right to redeem your Securities on any redemption date.  The daily redemption feature is intended to induce arbitrageurs to counteract any trading of the Securities at a discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner.

SPECIFIC TERMS OF THE SECURITIES

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the

Securities should read the section entitled “Description of Debt Securities – Legal Ownership; Form of Debt Securities” in the accompanying prospectus.

The Securities are part of a series of debt securities entitled “Global Medium-Term Notes, Series A” (the “medium-term notes”) that we may issue under the indenture, dated September 16, 2004, (the “Indenture”), between Barclays Bank PLC and The Bank of New York Mellon, as trustee (the “Trustee”), from time to time. This pricing supplement summarizes specific financial and other terms that apply to the Securities. Terms that apply generally to all medium-term notes are described in “Terms of the Notes” in the accompanying prospectus supplement, and terms that apply generally to all index-linked notes are described in “Reference Assets – Indices” in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus, any accompanying prospectus supplement and any related free writing prospectuses and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

Please note that the information about the price to the public and the proceeds to Barclays Bank PLC on the front cover of this pricing supplement relates only to the initial sale of the Securities. If you have purchased the Securities in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Securities in more detail below.

Denomination

We will offer the Securities in denominations of $50.

Payment at Maturity

If you hold your Securities to maturity, you will receive a cash payment per Security equal to the closing indicative value on the final valuation date.

The “closing indicative value” on any calendar day will be calculated in the following manner.  The closing indicative value on the inception date was $50.  On each subsequent calendar day until maturity or early redemption, the closing indicative value will equal (1) the closing indicative value on the immediately preceding calendar day (or the ex coupon indicative value if such day was an index roll date) times (2) the daily index factor on such calendar day (or if such day is not an index business day, one) minus (3) the investor fee on such calendar day.

The “ex coupon indicative value” on any index roll date will equal (1) the closing indicative value on such date minus (2) the amount of the interest payment per Security that will be paid on the coupon payment date immediately following such date.  The ex coupon indicative value on the inception date is $50.

The “daily index factor” on any index business day will equal (1) the closing level of the Index on such index business day divided by (2) the closing level of the Index on the immediately preceding index business day.

The “investor fee” for each Security on the inception date was zero.  On each subsequent calendar day until maturity or early redemption, the investor fee for each Security will be equal to (1) 0.89% times (2) the closing indicative value on the immediately preceding calendar day (or the ex coupon indicative value if such day was an index roll date) times (3) the daily index factor on that day (or, if such day is not an index business day, one) divided by (4) 365.  Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the fee accumulates over time and is subtracted at the rate of 0.89% per year, which we refer to as the “investor fee rate”.  Because the net effect of the investor fee is a fixed percentage of the value of each Security, the aggregate effect of the investor fee will increase or decrease in a manner directly proportional to the value of each Security and the amount of Securities that are held, as applicable.

The “final valuation date” is April 1, 2038, or, if such date is not a trading day, the next succeeding trading day.

A “trading day” is a day on which (1) it is a business day in all of the relevant cities and

TARGET is open, (2) trading is generally conducted on NYSE Arca and (3) trading is generally conducted in the interbank market, in each case as determined by the calculation agent in its sole discretion.

The “relevant cities” are Jakarta, Kuala Lumpur, Mumbai, Manila, Seoul, Bangkok, Taipei, Beijing, London and New York.

An “index business day” is a day on which (1) it is a business day in London and New York and (2) TARGET is open.

Maturity Date

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day. If the fifth business day before this day does not qualify as a valuation date (as described below), then the maturity date will be the fifth business day following the final valuation date.

In the event that payment at maturity is deferred beyond the stated maturity date, penalty interest will not accrue or be payable with respect to that deferred payment.

Payment Upon Redemption

Prior to maturity, you may, subject to certain restrictions, redeem your Securities on any redemption date during the term of the Securities, provided that you present at least 20,000 Securities for redemption, or your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions) bundles your Securities for redemption with those of other investors to reach this minimum.  If you choose to redeem your Securities on a redemption date, you will receive a cash payment per Security equal to the closing indicative value on the applicable valuation date.

“Valuation date” means each business day from April 3, 2008 to April 1, 2038, inclusive (subject to the occurrence of a market disruption event), or, if such date is not a trading day, the next succeeding trading day, not to exceed five business days.  In that event, the valuation date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will any valuation date be postponed by more than five trading days.

A “redemption date” is the third business day following each valuation date (other than the final valuation date).  The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.

In the event that payment upon redemption is deferred beyond the original redemption date, penalty interest will not accrue or be payable with respect to that deferred payment.

Early Redemption Procedures

You may, subject to the minimum redemption amount described above, elect to redeem your Securities on any redemption date. To redeem your Securities, you must instruct your broker or other person with whom you hold your Securities to take the following steps:

•       deliver a notice of redemption, which is attached as Annex A, to us via facsimile or email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•       deliver the signed confirmation of redemption to us via facsimile or email in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•       instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the valuation date at a price for each Security equal to the applicable daily redemption value, facing Barclays DTC 5101; and

•       cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the third business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the Securities in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your Securities on the applicable redemption date.  Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

The redemption value is determined according to a formula which relies upon the closing indicative value and will be calculated on a valuation date that will occur after the redemption notice is submitted.  It is not possible to publicly disclose, or for you to determine, the precise redemption prior to your election to redeem.  The redemption value may be below the most recent intraday indicative value or closing indicative value of your Securities at the time when you submit your redemption notice.

Coupon

On each coupon payment date prior to maturity or early redemption, you will receive an interest payment to reflect the implied interest earned, net of fees, on your Securities from and excluding the index roll date for the immediately preceding month to and including the index roll date for the current month.  The amount of the interest payment on any coupon payment date will equal (1) the ex coupon indicative value on the index roll date for the immediately preceding month times (2) the difference between (a) the monthly IV return and (b) the monthly spot return.

The “coupon payment date” for each month will be the third business day following the coupon ex date for such month. The first coupon payment date was April 22, 2008. In the event that an interest payment is deferred beyond the stated coupon payment date, penalty interest will not accrue or be payable with respect to that deferred payment.

The “coupon ex date” for each month will be the business day immediately following the index roll date for such month.

The “monthly IV return” is the quotient of (i) the closing indicative value on the index roll date for the current month divided by (ii) the ex coupon indicative value on the index roll date for the immediately preceding month.

The “monthly spot return” is the quotient of (i) the level of the Spot Index on the index roll date for the current month divided by (ii) the level of the Spot Index on the index roll date for the immediately preceding month.  In no event,however, will the interest payment on any coupon payment date be less than zero.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “– Default Amount”.

For the purpose of determining whether the holders of our medium-term notes, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each Security outstanding as the principal amount of that Security. Although the terms of the Securities may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the Securities. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities – Modification and Waiver” and “– Senior Events of Default; Subordinated Events of Default and Defaults; Limitations of Remedies”.

Default Amount

The default amount for the Securities on any day will be an amount, determined by the calculation agent in its sole discretion, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

•       the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•       the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest – or, if there is only one, the only – quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•       no quotation of the kind referred to above is obtained, or

•       every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•       A-1 or higher by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

•       P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Further Issuances

We may, without your consent, create and issue additional securities having the same terms and conditions as the Securities. If there is substantial demand for the Securities, we may issue additional Securities frequently.  We may consolidate the additional securities to form a single class with the outstanding Securities.  However, we are under no obligation to issue additional Securities.  We also reserve the right to cease or suspend sales of Securities from inventory held by our affiliate Barclays Capital Inc. at any time.

Note Market Disruption Events

A valuation date may be postponed and thus the determination of the Index levels may be postponed if the calculation agent determines that, on the respective date, a market disruption event has occurred or is continuing in respect of the Index.

Any of the following will be a market disruption event with respect to the Index:

•       a suspension, absence or material limitation of trading in Index components constituting 20% or more, by weight, of the Index;

•       a suspension, absence or material limitation of trading in futures or options contracts relating to the Index on their respective markets;

•       any event that materially disrupts or impairs, as determined by the calculation agent, the ability of market participants to (1) effect transactions in, or obtain market values for, Index components constituting 20% or more, by weight, of the Index, or (2) effect transactions in, or obtain market values for, futures or options contracts relating to the Index on their respective markets;

•       the closure on any day of the primary market for futures or options contracts relating to the Index or Index components constituting 20% or more, by weight, of the Index on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (2) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market; or

•       any scheduled trading day on which (1) the primary markets for Index components constituting 20% or more, by weight, of the Index or (2) the exchanges or quotation systems, if any, on which futures or options contracts on the Index are traded, fails to open for trading during its regular trading session;

“Scheduled trading day” means any day on which (a) the value of the Index is published and (b) trading is generally conducted on the markets on which the Index components are traded, in each case as determined by the calculation agent in its sole discretion.

The following events will not be market disruption events:

•       a limitation on the hours or number of days of trading on which any Index component is traded, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

•       a decision to permanently discontinue trading in futures or options contracts relating to the Index.

For this purpose, an “absence of trading” on an exchange or market will not include any time when the relevant exchange or market is itself closed for trading under ordinary circumstances.

In contrast, a suspension or limitation of trading in futures or options contracts related to the Index, if available, in the primary market for those contracts, by reason of any of:

•       a price change exceeding limits set by that market,

•       an imbalance of orders relating to those contracts, or

•       a disparity in bid and ask quotes relating to those contracts,

will constitute a suspension or material limitation of trading in futures or options contracts related to the Index in the primary market for those contracts.

If the calculation agent determines that a market disruption event occurs or is continuing on any valuation date, the valuation date will be the first following scheduled trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the valuation date be postponed by more than five scheduled trading days. If the calculation agent determines that a market disruption event occurs or is continuing on the fifth scheduled trading day, the calculation agent will make an estimate of the closing level for the Index that would have prevailed on that fifth scheduled trading day in the absence of the market disruption event.

Discontinuance or Modification of the Index

If the index sponsor discontinues publication of the Index and the index sponsor or any other person or entity publishes an index that the calculation agent determines is comparable to the Index and the calculation agent approves such index as a successor index, then the calculation agent will determine the value of the Index on the applicable valuation date and the amount payable at maturity or upon redemption and on each coupon payment date by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and there is no successor index, or that the closing value of the Index is not available for any reason, on the date on which the value of the Index is required to be determined, the calculation agent will determine the amount payable by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the Index, the index constituent currencies or the method of calculating the Index has been changed at any time in any respect – including any addition, deletion or substitution and any unscheduled reweighting or rebalancing of index constituent currencies, and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the index constituent currencies, or is due to any other reason – then the calculation agent will be permitted (but not required) to make such adjustments to the Index or method of calculating the Index as it believes are appropriate to ensure that the value of the Index used to determine the amount payable on the maturity date or upon redemption or on any interest payment date is equitable.

All determinations and adjustments to be made by the calculation agent may be made in the calculation agent’s sole discretion.  See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a business day with respect to the Securities, unless otherwise specified we mean a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in London or New York City generally are authorized or obligated by law, regulation or executive order to close.

When we refer to an index business day with respect to the Securities, we mean a day on which (1) it is a business day in London and New York and (2) TARGET is open.

When we refer to a day that is a business day in all of the relevant cities, we mean a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in any of the relevant cities generally are authorized or obligated by law, regulation or executive order to close.

Role of Calculation Agent

Currently, we serve as the calculation agent. We may change the calculation agent without notice. The calculation agent will, in its sole discretion, make all determinations regarding the value of the Securities, including at maturity or upon redemption, interest payments, business days, trading days, the closing indicative value, the daily index factor, the default amount, the level of the Index on the inception date, any valuation date and any index roll date, the investor fee, the maturity date, redemption dates, valuation dates, index roll dates, coupon ex dates, coupon payment dates, the amount payable in respect of your Securities at maturity or upon redemption and any other calculations or determinations to be made by the calculation agent as specified herein. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

CLEARANCE AND SETTLEMENT

Depository Trust Company (“DTC”) participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the attached prospectus supplement under “Use of Proceeds and Hedging”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.

In anticipation of the sale of the Securities, we or our affiliates expect to enter into hedging transactions involving purchases of index constituent currencies or U.S. dollars or instruments linked to the Index, index constituent currencies, the U.S. dollar or the exchange rate between index constituent currencies and the U.S. dollar prior to or on the inception date. In addition, from time to time after we issue the Securities, we or our affiliates may enter into additional hedging transactions or unwind those hedging transactions we have entered into. In this regard, we or our affiliates may:

•       acquire or dispose of long or short positions in listed or over-the-counter options, futures or other instruments linked to the Index, index constituent currencies, the U.S. dollar or the exchange rate between index constituent currencies and the U.S. dollar;

•       acquire or dispose of long or short positions in listed or over-the-counter options, futures or other instruments linked to other exchange rates or currencies; or

•       any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge positions on or before the final valuation date. That step may involve sales or purchases of listed or over-the-counter options or futures on the U.S. dollar or the euro or listed or over-the-counter options, futures or other instruments linked to the Index, index constituent currencies, the U.S. dollar or the exchange rate between index constituent currencies and the U.S. dollar, as well as instruments designed to track the performance of other exchange rates or currencies.

The hedging activity discussed above may have a negative effect on the market value of the Securities from time to time and the amount payable at maturity or upon redemption. See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement and is the opinion of Sullivan & Cromwell LLP, our counsel. Except for the discussion under the heading “Non-U.S. Holders” below, it applies to you only if you are a U.S. holder (as defined below), you acquire your Security in the offering at the offering price or at a later time for its closing indicative value (as defined under “Specific Terms of the Securities—Payment at Maturity) at the time of acquisition, and you hold your Security as a capital asset for tax purposes.  This section does not apply to you if you are a secondary purchaser of the Securities and you acquire your Securities for a price that is not equal to their closing indicative value at the time of acquisition.  This section also does not apply to you if you are a member of a class of holders subject to special rules, such as:

•       a dealer in securities or currencies;

•       a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•       a bank;

•       a life insurance company;

•       a tax-exempt organization;

•       a regulated investment company;

•       a partnership or other pass-through entity;

•       a person that owns a Security as a hedge or that is hedged against interest rate or currency risks;

•       a person that owns a Security as part of a straddle or conversion transaction for tax purposes; or

•       a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Except for the discussion under the heading “Non-U.S. Holders” below, this section describes the tax consequences to a U.S. holder. You are a U.S. holder if you are a beneficial owner of a Security and you are for U.S. federal income tax purposes:

•       a citizen or resident of the United States;

•       a domestic corporation;

•       an estate whose income is subject to U.S. federal income tax regardless of its source; or

•       a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

In the opinion of our counsel Sullivan & Cromwell LLP, the treatment of the Securities described below is a reasonable interpretation of U.S. federal income tax law.  Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities in the manner described below for all U.S. federal income tax purposes.

Treatment of the Securities

There is no authority that directly addresses the proper U.S. federal income tax treatment of your Securities and therefore the U.S. federal income tax consequences of your investment in the Securities are highly uncertain.  In the opinion of our counsel Sullivan & Cromwell LLP, although your Securities are denominated in U.S. dollars, it would be reasonable to treat the Securities as a contingent foreign currency denominated debt instrument for U.S. federal income tax purposes.  We believe that the treatment of the Securities as a contingent foreign currency denominated debt instrument is generally consistent with the guidance contained in Revenue Ruling 2008-1, which ruled that an instrument that obligated the issuer to deliver a fixed amount of a foreign currency will be treated as a foreign currency denominated debt instrument.  The Securities offer to deliver the economic equivalent of eight different currencies at redemption or maturity and, because the Index rebalances annually, an investor is not guaranteed a fixed amount in any particular foreign currency at such time.  Nevertheless, we believe that it would be reasonable to conclude that the principles set forth in Revenue Ruling 2008-1 should apply under these circumstances.

Under the rules applicable to contingent foreign currency denominated debt instruments that are denominated in more than one foreign currency, you are required to accrue interest based on the comparable yield of the “predominant currency” of such instrument.  The “predominant currency” is generally the foreign currency with the greatest value determined by calculating the present value of the payments projected to be made in each foreign currency.  For this purpose, because you will be treating the Securities as foreign currency denominated debt, payments of interest and principal that are actually made in U.S. dollars will be treated as if they were made in each of the index constituent currencies.  In light of the particular terms of the Securities and our inability to determine in any economically meaningful way whether any one of the index constituent currencies is the “predominant currency” under this test, we believe that it would be reasonable to take the approach that there is no “predominant currency” for the Securities.

There are no rules that address the proper treatment of a contingent foreign currency denominated debt instrument that does not have a “predominant currency”.  Accordingly, considering the purpose of the rules generally applicable to contingent foreign currency denominated debt and the terms of the Securities, we believe that it would be reasonable for you to generally include the interest paid on the Securities in your gross income at the time when the stated interest accrues.

For purposes of Treasury Regulation § 1.1275-4(b)(4)(iv) and for the reasons described above, the issuer is using the actual amounts of the interest payable, as determined from time to time, as the comparable yield and projected payment schedule for the Securities.

Method of Interest Accrual of Interest for Stub Years

It is not entirely clear how to determine the rate at which interest should be accrued over each interest accrual period.  Nonetheless, the amount of income that is recognized by a holder of the Securities should generally not be affected by the rate at which such holder accrues interest (because any difference between the amount accrued and the amount received would be adjusted when the interest is received) except in the case of an interest accrual period that includes the close of a holder’s taxable year.  While there are no rules that address this question, we think that it would be reasonable for a holder (i) with respect to any accrual period that falls entirely within the holder’s taxable year, to accrue the U.S. dollar amount of interest actually received for the period, and (ii) with respect to any accrual period that spans the close of the holder’s taxable year, to accrue, (a) for the part of the accrual period that falls within the taxable year, a percentage of the actual U.S. dollar amount of interest that is received in the following taxable year equal to the ratio of the number of days in the accrual period that fall within the taxable year that has closed to the total number of days in the accrual period and (b) for the part of the accrual period that falls in the following taxable year, to accrue the difference between the amount of interest that is actually received less the amount of interest that was accrued in the prior taxable year.

Sale, Redemption or Maturity

You will generally recognize gain or loss upon the sale, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and your tax basis in the Securities.  In general, your tax basis in your Securities will be equal to the U.S. dollar cost of your Securities increased by any accrued but unpaid interest (and decreased by the same amount once the accrued interest is paid).

Because we will treat the Securities as having no “predominant currency”, under the special rules applicable to contingent foreign currency denominated debt instruments, we believe it is reasonable to treat all contingent payments with respect to your Securities as non-currency related contingencies that are subject to the rules generally applicable to non-currency contingent payment debt instruments.  Under such rules, any gain you may recognize on the sale, redemption or maturity of the Securities would be ordinary interest income and any loss you may recognize upon the sale, redemption or maturity of the Securities would generally be ordinary loss to the extent of the interest you included as income in the current or previous taxable years in respect of the Securities and thereafter would be capital loss.  The deductibility of capital losses is subject to limitations.

Secondary Purchasers

If you are a secondary purchaser of the Securities, the U.S. federal income tax treatment of your Securities is uncertain.  In the opinion of our counsel Sullivan & Cromwell LLP, if you acquire your Securities for a price equal to their closing indicative value at the time of acquisition, it would be reasonable to treat your Securities in the same manner described above with respect to an initial purchaser of the Securities, and, pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities in such manner.  More specifically, under the rules set forth in applicable Treasury regulations, a secondary purchaser of a contingent payment debt instrument that acquires the instrument for an amount other than its adjusted issue price is required to make positive or negative adjustments to its interest accruals in respect of the debt instrument to account for differences between the instrument’s adjusted issue price and its purchase price.  As discussed above, we believe that it would be reasonable to take the position that the Securities do not have a “predominant currency”.  If the Securities are properly treated as lacking a “predominant currency”, we believe that it would be reasonable to treat the

Securities as having an adjusted issue price equal to their principal amount (in foreign currency terms) plus accrued but unpaid interest, which we understand from the Issuer should generally be equal to their closing indicative value.  Accordingly, we think that it would be reasonable to treat a purchaser of Securities for a price equal to their closing indicative value as purchasing the Securities for an amount equal to their adjusted issue price and that it would accordingly be reasonable to accrue interest on such Securities in the same manner as an initial purchaser, without any positive or negative adjustments.  You should be aware, however, that the Internal Revenue Service may not agree with such treatment and may require a secondary purchaser to accrue interest in a different manner than an initial purchaser or to make positive or negative adjustments in respect of its interest accruals.  In addition, please note that the discussion above only applies to secondary purchasers who acquire their Securities for a price equal to their closing indicative value at the time of acquisition.  If you acquire your Securities for a price other than their closing indicative value at the time of acquisition, please consult your tax advisor regarding the tax treatment of your Securities.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Treasury regulations require United States taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds (a “Reportable Transaction”). Under these regulations, a U.S. holder that recognizes a loss with respect to the Securities that is characterized as exchange loss would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Statement) if such loss exceeded the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher.  While we believe it is reasonable to take the position that loss recognized in respect of the Securities would not be exchange loss, it is possible that some or all of any loss realized on the Securities may be characterized as exchange loss.  You should consult your tax advisor regarding any tax filing and reporting obligations—including any protective filings—

that ought to be made in connection with any loss realized in connection with acquiring, owning and disposing of Securities.

Alternative Treatments

As mentioned above, there is no judicial or administrative authority discussing how your Security should be treated for United States federal income tax purposes. Therefore, the Internal Revenue Service might assert that your Securities should be treated in a manner that differs from that described above.  For example, the Internal Revenue Service might assert that your Security should be treated as eight separate debt instruments that are sold and repurchased on each index reconstitution date.  Under this characterization, you would recognize exchange gain or loss based on the movement of each of the relevant exchange rates on each index reconstitution date.

In addition, while the Securities might be treated as contingent foreign currency denominated debt instruments as described above, they might also be treated as having a “predominant currency”.  If your Securities were treated as having a “predominant currency”, you would likely be required to accrue interest for each accrual period in an amount determined by constructing a projected payment schedule for the Securities in such “predominant currency” and applying the rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method would be applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument denominated in the “predominant currency” with terms and conditions similar to the Securities and then determining a payment schedule as of the issue date that would produce the comparable yield.  In addition, even if these rules applied, under certain circumstances it may be possible that the comparable yield and the projected payment schedule for the Securities could be determined in a manner that would require you to accrue an amount of interest in certain taxable years that exceeds the actual amount of interest that you receive in such years.  Moreover, even if the Securities are treated as contingent foreign currency denominated debt instruments that do not have a “predominant currency”, it is possible that the gain or loss that you recognize upon the sale, redemption or maturity of your Securities would be exchange gain or loss, which will generally be treated as-U.S. source ordinary income or loss.  In such a case, you may also be subject to certain reporting requirements as described above under “—Treasury Regulations Requiring Disclosure of Reportable Transactions”.  It is also possible that your Securities could be treated in the manner described under “—Treatment of the Securities” above, except that you would be required to accrue interest using a method that differs from the accrual method described above.

It is also possible that the Securities might not be treated as debt for U.S. federal income tax purposes.  Other alternative treatments are also possible.  You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your Securities for U.S. federal income tax purposes.

In addition, the Internal Revenue Service could potentially assert that you should be required to treat amounts attributable to the investor fee as amounts of expense.  The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions.  Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect to your Securities.  Under this alternative treatment, you could also be required to recognize amounts of gain or loss as if you had sold a portion of your Securities to pay the accrued fees.

In addition, it is possible that you could be required to recognize gain or loss at any time when the Index is modified, adjusted, discontinued or replaced with a successor index.

“Specified Foreign Financial Asset” Reporting.

Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns.  “Specified foreign financial assets” may include any financial accounts maintained by foreign financial institutions, as well as any of the following but only if they are held for investment and not held in accounts maintained by financial institutions:  (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts that have non-U.S. issuers or counterparties and (iii) interests in foreign entities.  The Securities may be subject to these rules.  Holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the Securities.

Non-U.S. Holders.

We currently do not withhold on payments treated as interest to non-U.S. holders in respect of instruments such as the Securities.  However, if we determine that there is a material risk that we will be required to withhold on any such payments, we may withhold on any payments treated as interest at a 30% rate, unless you have provided to us an appropriate and valid Internal Revenue Service Form W-8.  In addition, non-U.S. holders will be subject to the general rules regarding information reporting and backup withholding as described under the heading “Material U.S. Federal Income Tax Consequences— Information Reporting and Backup Withholding “ in the accompanying prospectus supplement.

Information Reporting and Backup Withholding

Please see the discussion under “Material U.S. Federal Income Tax Consequences—Information Reporting and Backup Withholding” in the accompanying prospectus supplement for a description of the applicability of the information reporting and backup withholding rules to payments made on your Securities.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We sold a portion of the Securities on the inception date at 100% of the stated principal amount.  The remainder of the Securities will be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent.  Sales of the remaining Securities by us will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices.  Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the Securities.

In connection with this offering, we will sell the Securities to dealers as principal, and such dealers may then resell Securities to the public at varying prices that the dealers will determine at the time of resale.  In addition, such dealers may make a market in the Securities, although none of them are obligated to do so and any of them may stop doing so at any time without notice.  This prospectus (including this pricing supplement and the accompanying prospectus and prospectus supplement) may be used by such dealers in connection with market-making transactions.  In these transactions, dealers may resell a Security covered by this prospectus that they acquire from other holders after the original offering and sale of the Securities, or they may sell a Security covered by this prospectus in short sale transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the Securities in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933, as amended (the “Securities Act”).  Among other activities, broker-dealers and other persons may make short sales of the Securities and may cover such short positions by borrowing Securities from us or our affiliates or by purchasing Securities from us or our affiliates subject to our obligation to repurchase such Securities at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the Securities Act. This prospectus will be deemed to cover any short sales of Securities by market participants who cover their short positions with Securities borrowed or acquired from us or our affiliates in the manner described above.

ANNEX A

NOTICE OF REDEMPTION

To:  ipathredemptions@barclays.com

Subject:  iPath® Notice of Redemption, CUSIP No. 06738G878

[BODY OF EMAIL]

Name of holder:  [ ]

Number of Securities to be redeemed:  [ ]

Applicable Valuation Date:  [ ], 20[ ]

Contact Name:  [ ]

Telephone #:  [ ]

Acknowledgement: I acknowledge that the Securities specified above will not be redeemed unless all of the requirements specified in the pricing supplement relating to the Securities are satisfied.

A-1

ANNEX B

CONFIRMATION OF REDEMPTION

Dated:

Barclays Bank PLC

Barclays Bank PLC, as Calculation Agent

Fax:                      212-412-1232

Dear Sir/Madam:

The undersigned holder of Barclays Bank PLC’s $150,000,000 Global Medium-Term Notes, Series A, iPath® GEMS Asia 8 Exchange Traded Notes due April 8, 2038 CUSIP No. 06738G878, redeemable for a cash amount based on the performance of the Barclays Global Emerging Markets Strategy (GEMS) Asia 8 IndexTM (the “Securities”) hereby irrevocably elects to exercise, on the redemption date of ____________, with respect to the number of Securities indicated below, as of the date hereof, the redemption right as described in the prospectus relating to the Securities (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the Securities (specified below) to book a delivery vs. payment trade on the valuation date with respect to the number of Securities specified below at a price per Security equal to the applicable daily redemption value, facing Barclays DTC 5101 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the redemption date.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of Securities surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:
Telephone:

(You must redeem at least 20,000 Securities at one time in order to exercise your right to redeem your Securities on any redemption date.)

B-1

BARCLAYS BANK PLC

$150,000,000

iPath® GEMS Asia 8 ETN

GLOBAL MEDIUM-TERM NOTES, SERIES A

Amended Pricing Supplement dated October 19, 2106,
amending the Pricing Supplement dated July 18, 2016

(to Prospectus dated July 18, 2016 and
Prospectus Supplement dated July 18, 2016)

Patent Pending